Form 10-K, Exhibit 13
period 1995-12-31
US FACILITIES CORP
filed 1996-03-28
CIK 798085

                                                                      EXHIBIT 13

SELECTED FINANCIAL DATA

                                                                   Year ended December 31,
                                                 --------------------------------------------------------
(dollars in thousands, except per share data)        1995        1994        1993        1992        1991
---------------------------------------------------------------------------------------------------------
Income Statement Data:
Revenues:
    Premiums earned                              $114,971    $ 93,269    $ 83,206    $ 59,732    $ 42,588
    Commissions and fees                           25,994      23,583      21,736      18,403      15,492
    Investment income                              10,212       5,959       7,037       6,187       5,729
                                                 --------------------------------------------------------

  Total revenues                                 $151,177    $122,811    $111,979    $ 84,322    $ 63,809
                                                 ========================================================

Income before income taxes                       $ 18,159    $  7,382    $  8,407    $  6,222    $  8,942
                                                 ========================================================
  Net income                                     $ 13,854    $  6,238    $  6,767    $  4,641    $  7,020
                                                 ========================================================

Per Share:
    Net income                                   $   2.42    $   1.04    $   1.14    $    .78    $   1.64
                                                 ========================================================
    Cash dividends                               $    .20          --          --          --          --
                                                 ========================================================

Balance Sheet Data:
    Total assets                                 $249,872    $199,737    $154,723    $133,567    $121,114
                                                 --------------------------------------------------------
    Notes payable                                $ 35,000    $ 25,000          --    $  1,600    $  5,000
                                                 --------------------------------------------------------
    Stockholders' equity                         $ 88,061    $ 63,079    $ 63,333    $ 55,915    $ 50,619
                                                 --------------------------------------------------------


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


BUSINESS OPERATIONS

US Facilities Corporation's (the "Company") operations are classified into two business segments: (1) medical stop-loss and employee benefit products (which includes the commissions and fees revenues of the Company, as well as reinsurance of 50% of its medical stop-loss business); and (2) property/casualty reinsurance and insurance underwriting.

     Commissions and fees revenues are produced by the Company's wholly-owned subsidiary, USBenefits Insurance Services, Inc. ("USBenefits"), which acts primarily as the managing general underwriter and marketing organization for medical stop-loss coverages issued by The Continental Insurance Company ("Continental"), an unaffiliated party. In May 1995 Continental became one of the CNA Insurance Companies. The Company's wholly-owned subsidiary, USF RE Insurance Company ("USF RE"), reinsures 50% of the medical stop-loss business produced by USBenefits for Continental. USBenefits also markets other employee benefit related products on behalf of several national life insurance companies. Substantially all commissions and fees and approximately 71%, 79% and 81% of premiums earned for 1995, 1994 and 1993, respectively, resulted from the management agreement between USBenefits and Continental and the reinsurance agreement between USF RE and Continental related to the medical stop-loss business.

     Medical stop-loss and employee benefit products are marketed through a network of unaffiliated third party administrators, and insurance agents, brokers and consultants ("Producers"). Producers have non-exclusive arrangements with USBenefits that enable them to submit requests for stop-loss coverage quotations on behalf of their self-insured clients.

     Property/casualty insurance and reinsurance underwriting is conducted by USF RE and its subsidiary USF Insurance Company ("USFIC"). Business lines included in this segment are property/casualty reinsurance

                                      12
                                      --
assumed by USF RE from unaffiliated insurance companies, primarily through reinsurance intermediaries, and surplus lines insurance written by USFIC through excess and surplus lines brokers. These subsidiaries share a pooled A- (Excellent) rating from A.M. Best Company, which reflects A.M. Best Company's evaluation that the companies have exhibited "excellent overall performance" and "have a strong ability to meet their obligations to policyholders over a long period of time." During the second quarter of 1995, USF RE ceased writing plate glass insurance, which accounted for 3%, 5% and 5% of premiums earned in 1995, 1994 and 1993, respectively. The ceding companies of one client organization accounted for a total of 27%, 17% and 13% of gross premiums written in the property/casualty segment in 1995, 1994 and 1993, respectively.

RESULTS OF OPERATIONS

Consolidated Results

The table below presents certain consolidated financial information regarding the Company's operations.

                                                      Year Ended December 31,
                                    ----------------------------------------------------------
(dollars in thousands)                  1995     Change          1994     Change          1993
----------------------------------------------------------------------------------------------
Revenues:
    Operating revenues              $140,965        21%      $116,852        11%      $104,942
    Net Investment income              9,190        54%         5,950         2%         5,857
    Realized investment gain           1,022        --              9         --         1,180
                                    ----------------------------------------------------------
Total revenues                       151,177        23%       122,811        10%       111,979
                                    ----------------------------------------------------------

Expenses:
    Other expenses                   116,661        22%        95,765        10%        86,648
    General and administrative        16,357        (4%)       16,981         --        16,924
    Unusual charges                       --         --         2,683         --            --
                                    ----------------------------------------------------------
Total operating expenses             133,018        15%       115,249        11%       103,572
                                    ----------------------------------------------------------

Income before income taxes            18,159       146%         7,382       (12%)        8,407
Income tax expense                     4,305       276%         1,144       (30%)        1,640
                                    ----------------------------------------------------------
Net income                          $ 13,854       122%      $  6,238        (8%)     $  6,767
                                    ==========================================================

     Increases in revenues for all periods presented are a result of expansion in each business segment, reflecting continuing growth of medical stop-loss premiums and the Company's success in increasing its property/casualty business.

     The increase in 1995 net income as compared to 1994 reflects improvements in profitability in each of the Company's business segments. The improvements result from increased marketing efforts and the effect of the Company's cost control programs which began during 1994. However, after tax net income was reduced by $457,000 in connection with the March 1995 resignation of the Company's former Chief Executive Officer.

     Net income for 1994, as compared to 1993, declined due to several unusual events. In April 1994, the Company became the target of an unsolicited takeover proposal and was involved in a proxy contest. The expenses of responding to the issues raised by these events reduced the Company's 1994 net income by $1,217,000. The Company also posted a restructuring charge during the second quarter of 1994 arising from the closings of branch marketing offices and reductions in personnel, which decreased net income for the year by $392,000. No similar events transpired during 1995 or 1993. Net income for 1994 was also reduced by $1,400,000 due to claims incurred as a result of the Northridge, California earthquake in January 1994. Although the Company incurred losses related to catastrophic events during the regular course of business in 1995 and 1993, it did not incur a single loss of comparable magnitude in such periods.

                                      13
                                      --

     Consolidated net investment income in 1995 increased as compared to 1994, reflecting continuing growth in USF RE's asset base and generally higher rates of income earned on securities acquired between September 1994 and June 1995. Additionally, during 1995 the Company invested new funds in taxable bonds rather than tax-exempt bonds, which increased pre-tax investment income. Tax-exempt bonds, however, continue to account for the major portion of the Company's investment portfolio.

     Consolidated general and administrative expenses decreased in 1995 as compared to 1994 and were only nominally higher in 1994 as compared to 1993, as a result of the Company's restructuring and cost control programs implemented in 1994. General and administrative expenses decreased to 10.8% of revenues in 1995, compared to 13.8% of revenues in 1994 and 15.1% of revenues in 1993. Management continues to focus on cost control efforts as an element of its strategy to maintain profitability.

     Income taxes as a percentage of pre-tax income fluctuate depending on the proportion of tax exempt investment income to total pre-tax income and the proportion of total income subject to state income taxes.

BUSINESS SEGMENTS

The following tables present pre-tax operating information by business segment and holding company operations (including realized gains) for the years ended December 31, 1995, 1994 and 1993.

MEDICAL STOP-LOSS AND EMPLOYEE BENEFIT PRODUCTS

                                           Year Ended December 31,
                                   ----------------------------------------------------------
(dollars in thousands)                 1995      Change       1994      Change          1993
---------------------------------------------------------------------------------------------
Gross premiums written             $ 81,546         12%    $72,517          8%       $66,931
Net premiums written                 81,546         12%     72,517          8%        66,931
                                   ----------------------------------------------------------

Revenues:
    Premiums earned                  81,546         12%     72,517          8%        66,931
    Commissions and fees             25,994         10%     23,583          8%        21,736
    Net investment income             3,269         44%      2,273          2%         2,225
                                   ----------------------------------------------------------
Total revenues                      110,809         13%     98,373          8%        90,892
                                   ----------------------------------------------------------

Expenses:
    Losses and loss adjustment       54,563         13%     48,356          1%        47,667
    Policy acquisition               27,069         14%     23,647          6%        22,265
    General and administrative       12,025        (13%)    13,772          1%        13,695
                                   ----------------------------------------------------------
Total expenses                       93,657          9%     85,775          3%        83,627
                                   ----------------------------------------------------------

Income before income taxes         $ 17,152         38%    $12,598         73%       $ 7,265
                                   ==========================================================

     The medical stop-loss and employee benefit products segment continued to be the primary source of the Company's revenues and profits during 1995. Medical stop-loss production increased by 12% in 1995 over 1994 and by 8% in 1994 over 1993, which generated the increases in premiums earned and substantially all of the commissions and fees revenues. The growth in medical stop-loss production during such periods was primarily due to a substantial increase in new business in 1995, strong retention of in-force accounts and modest rate increases during the periods presented.

     Increases in profitability in this segment in 1995 as compared to 1994 are due to increased commissions and fees resulting from the additional production, increased investment income and a reduction in general and administrative expenses. Increases in profitability in this segment in 1994 as compared to 1993 are primarily due to improved underwriting and lower medical stop-loss claim costs, resulting principally from

                                       14
                                       --
widespread implementation of various cost control measures by self-insured employers and the medical provider community. Increases in policy acquisition expenses are primarily related to the additional revenues in the periods presented.

     The segment information presented in the table above includes losses before income tax of $1,156,000, $1,137,000 and $1,492,000 for the years ended December 31, 1995, 1994 and 1993, respectively, from the Company's medical bill review operations that were closed effective May 31, 1995.

PROPERTY/CASUALTY UNDERWRITING

                                                    Year Ended December 31,
                                    ----------------------------------------------------
(dollars in thousands)                 1995     Change       1994     Change        1993
----------------------------------------------------------------------------------------
Gross premiums written              $50,915        42%    $35,760        38%     $25,932
Net premiums written                 35,350        48%     23,865        28%      18,644
                                    ----------------------------------------------------

Revenues
    Premiums earned                  33,425        61%     20,752        28%      16,275
    Net investment income             5,872        60%      3,677         1%       3,632
                                    ----------------------------------------------------
Total revenues                       39,297        61%     24,429        23%      19,907
                                    ----------------------------------------------------

Expenses
    Losses and loss adjustment       23,180        45%     16,010        59%      10,050
    Policy acquisition                8,895        15%      7,694        16%       6,611
    General and administrative        3,304        32%      2,499        37%       2,485
                                    ----------------------------------------------------
Total expenses                       35,379        35%     26,203        37%      19,146
                                    ----------------------------------------------------

Income (loss) before income taxes   $ 3,918       321%    $(1,774)        --     $   761
                                    ====================================================

     The increases each year in premiums earned primarily result from USF RE expanding its customer base and through additional marketing efforts. These efforts were supported by surplus contributions by the Company in 1995 and 1994 totaling $30,500,000 which, in combination with internally generated earnings, brought USF RE's policyholders' surplus to over $100,000,000 by December 31, 1995. Management believes that opportunities in certain segments of the reinsurance market have improved due to the increase in USF RE's policyholders' surplus.

     Changes in the relationship between gross and net premiums written were due to changes in the Company's ceded reinsurance programs, as well as in the costs of such retrocessional coverages. Retrocession (reinsurance) agreements mitigate an insurance company's exposure to losses and, therefore, allow increases in the limits which can be offered on each property/casualty account. Other retrocession agreements protect against catastrophic losses. Under current catastrophe retrocession arrangements, approximately 95% of $24,500,000 of catastrophic protection in excess of a retention of $3,500,000 covering property facultative and surplus lines losses is maintained. Within this cover, the Company has $6,500,000 of catastrophic protection in excess of the same retention of $3,500,000 covering property treaty losses. Management believes this coverage is adequate to protect the Company from excessive catastrophic losses.

     The Company evaluates the financial condition of potential retrocessionaires to determine whether to cede retrocessional coverage to such companies. Retrocession agreements are placed with unaffiliated companies which management believes to be financially secure and experienced in this type of business. Reinsurance recoverables are monitored continually, and any retrocessionaire not qualified in USF RE's state of domicile, Massachusetts, is requested to post security in the amount of its estimated liability.

                                      15
                                      --

     Increases in losses and loss adjustment expenses and policy acquisition expenses result primarily from increases in premiums earned and changes in the mix of business. Trends in such expense categories are reflective of the Company's 1995 withdrawal from the plate glass business which had high acquisition costs and low losses during the periods presented, offset by strong growth in casualty lines which are generally reserved at a higher loss ratio and carry lower acquisition costs. Also, this segment incurred higher losses in 1994 principally due to catastrophe claims.

HOLDING COMPANY

                                                        Year Ended December 31,
                                       ------------------------------------------------------
(dollars in thousands)                    1995     Change        1994      Change       1993
---------------------------------------------------------------------------------------------
Revenues:
    Investment income                  $    49         --     $    --          --     $   --
    Realized gains                       1,022       112%           9        (99%)     1,180
                                       ------------------------------------------------------
    Total revenues                       1,071       118%           9        (99%)     1,180
                                       ------------------------------------------------------

Expenses:
    General and administrative           1,028        45%         710         (5%)       744
    Expenses related to unsolicited
    takeover proposal                       --         --       2,029          --         --
    Restructuring                           --         --         654          --         --
    Other                                  695         --          --          --         --
    Interest                             2,259         --          58          5%         55
                                       ------------------------------------------------------
    Total expenses                       3,982        15%       3,451          --        799
                                       ------------------------------------------------------
Income (loss) before
    income taxes                       $(2,911)      (16%)    $(3,442)         --     $  381
                                       ======================================================

     Realized gains increased in 1995 as compared to 1994 and 1993 as the Company repositioned its portfolio to enhance yields consistent with the Company's investment guidelines. The 1995 expenses included $695,000, pre-tax, pertaining to the resignation of the Company's former Chief Executive Officer in March 1995. Interest expenses increased in 1995 as a result of a $25,000,000 bank loan funded in December 1994. As noted earlier, total expenses for 1994 increased significantly from 1993 primarily due to the costs of responding to an unsolicited takeover proposal and subsequent proxy contest. In 1994 the Company also posted a restructuring charge related to closings of branch marketing offices and reductions in personnel.

ACCOUNTING POLICIES

See Footnote 1 to the Company's Consolidated Financial Statements appearing elsewhere in this Annual Report for information regarding significant accounting policies.

INFLATION

The healthcare marketplace has long been subject to the effects of increasing costs for provider services. Such inflation in the costs of healthcare tends to generate higher claims payments, resulting in increases in premiums for medical stop-loss coverage, and in greater revenues. Management believes various cost control initiatives and the trend to self-insured plans have stabilized the price spiral and have caused a decline in the rate of increase in the cost of healthcare.

     Inflation can negatively impact insurance and reinsurance operations by causing higher claims settlements than may have originally been estimated, while not necessarily allowing an immediate increase in premiums to a level necessary to maintain profit margins. Historically, the Company has made no explicit provisions for

                                       16
                                       --
inflation, but trends are considered when setting underwriting terms and claim reserves. Such reserves are subjected to a continuing internal and external review process to assess their adequacy and are adjusted as deemed appropriate. Overall economic trends also affect interest rates, which in turn affect investment income and the market value of the Company's investment portfolio.


LIQUIDITY AND CAPITAL RESOURCES

The Company utilizes cash from operations and maturing investments to meet its insurance obligations to policyholders and claimants, as well as to meet operating costs. Primary sources of cash from operations include premium collections, investment income and commissions and fees. The principal uses of cash from operations are for premium payments to insurance companies, payments of claims under USF RE's and USFIC's reinsurance and insurance contracts, and operating expenses such as salaries, commissions, taxes and general overhead. The Company obtained a $25,000,000 bank loan in December 1994 which was increased to $35,000,000 in November 1995. The Company has contributed $30,500,000 to the surplus of its insurance group to support additional growth in the medical stop-loss and property/casualty business lines. The Credit Agreement with the Company's lender contains certain covenants, restrictions and dividend payment limitations with which the Company was in compliance at December 31, 1995. See Footnote 5 to the Company's Consolidated Financial Statements appearing elsewhere in this Annual Report.

     The Company anticipates that it will continue to generate sufficient cash flow from operations to cover its short-term (1-18 months) and long-term (18 months to 3 years) liquidity needs. While the Company currently has no immediate plans for significant capital outlays, from time to time it contemplates acquisition opportunities that complement its business operations.

     The Company currently invests primarily in the highest grades of bonds, equities, certificates of deposit and short-term instruments. At year-end 1995, 99% of the fixed income portfolio was in securities rated A or better. All such securities are carried at quoted market values at the latest balance sheet date. The Company does not invest in real estate, derivatives or high yield bonds.

     USF RE is restricted in the annual amount of dividends which it may pay to the Company without receiving prior approval from the Massachusetts and California Commissioners of Insurance. For 1996 the amount which may be paid without such prior approval is $10,057,000. Since its acquisition by the Company in 1983, USF RE has not paid any dividends. The Company principally receives funds for its operations from its USBenefits subsidiary.

     In December 1993 the National Association of Insurance Commissioners formally approved risk-based capital ("RBC") requirements for property and casualty insurance entities which are applicable to statutory filings beginning with the year ending December 31, 1994. Application of the RBC formula to USF RE's and USFIC's statutory financial information indicates that presently they substantially exceed the capital level required under the RBC requirements.


LEGISLATIVE AND REGULATORY DEVELOPMENTS

Federal healthcare legislation, which was extensively considered but not adopted by Congress during 1994, was again taken up by Congress during 1995. As with prior efforts, such legislation concerns government regulation and control of the financing and delivery of healthcare. Among the items being considered are proposals concerning the scope of the present preemptive provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Some of these proposals would reinforce the ERISA preemption of state regulation of self-insured plans, while others would permit states the authority to regulate specific aspects of self-insured plans.

                                      17
                                      --

     For the past several years, various states have been initiating their own healthcare reforms. With respect to the self-insured market, many of these actions have focused primarily on the small group health insurance market, generally plans with 50 employees or less. Other state efforts include attempts to regulate self-insured plans indirectly by regulating companies providing stop-loss coverage. Such efforts include prescribing policy terms and establishing minimum attachment points; i.e., the amount of risk an employer retains for itself. The Company believes these state initiatives have not had, and are not expected to have, a significant effect on its medical stop-loss business.

     In addition, the National Association of Insurance Commissioners ("NAIC") proposed in September 1995 a model act that would regulate medical stop-loss policies. The principal feature of the model act is a recommendation that stop-loss policies contain a minimum specific attachment point of $20,000. In order to be effective in any state, the NAIC model act would have to be adopted by legislative action in such state. To management's knowledge, no state has adopted the model act as of year end 1995. Management does not believe that all states will adopt the model act, and that of those states that may, some will adopt specific attachment point requirements lower than the $20,000 level recommended by the model act. Furthermore, based upon recent court decisions, the Company believes that if adopted by a state, the model act will continue to be challenged on the basis that it is preempted by ERISA. Accordingly, at this time the Company believes that the proposed model act will not have a significant effect on its medical stop-loss business.

     The Company cannot predict at this time the extent to which the federal or state legislative or regulatory initiatives discussed above will be adopted, or the extent of the impact they would have on the Company's business. Management believes, however, that changes to the healthcare system which ultimately may be adopted will continue to recognize employers' self-insurance of healthcare benefits as a viable and cost effective method of financing healthcare. Accordingly, management believes that there will be a continuing need for medical stop-loss products and that such products will remain a source of revenues to the Company.

     Some of the statements included within Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related Notes may be considered to be forward looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995), and which are subject to certain risks and uncertainties. Among those factors which could cause the actual results to differ materially from those suggested by such statements are the following: catastrophe losses in the Company's insurance lines or a material aggregation of losses; changes in federal or state law affecting an employer's ability to self-insure; availability of adequate retrocessional insurance coverage at appropriate prices; stock and bond market volatility; the effects of competitive market pressures within the stop-loss or property/casualty marketplaces; the effect of changes required by generally accepted accounting practices or statutory accounting practices; and other risks which are described from time to time in the Company's filings with the Securities and Exchange Commission.

                                      18
                                      --

REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements were prepared by the Company, which is responsible for their integrity and objectivity. The statements have been prepared in conformity with generally accepted accounting principles, appropriate in the circumstances, and necessarily include some amounts that are based upon the Company's best estimates and judgment. Financial information presented elsewhere in this Annual Report is consistent with these accompanying consolidated financial statements.

     The accounting systems and controls of the Company are designed to provide assurance that transactions are executed in accordance with management's authorization, that the financial records are reliable for preparing financial statements and maintaining accountability for assets, and that assets are safeguarded against losses from unauthorized use or disposition.

     The Company's consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose audits thereon were made in accordance with generally accepted auditing standards and included a review of internal accounting controls to the extent necessary to design audit procedures aimed at gathering sufficient evidence to assess their opinion on the fairness or presentation of the consolidated financial statements. The auditors have full access to each member of management in conducting their audits, and their report is contained elsewhere in this Annual Report.

     The Audit Committee of the Board of Directors, comprised solely of non-employee, independent directors meets regularly with management and the independent accountants to review the work and procedures of each. The independent accountants have free access to the Audit Committee, without management being present, to discuss the results of their work and their opinions on the adequacy of the Company's accounting controls and the quality of the Company's financial reporting. The Board of Directors, upon the recommendation of the Audit Committee, appoints the independent public accountants, subject to annual stockholder approval.


/s/ David L. Cargile                        /s/ Mark Burke


David L. Cargile                            Mark Burke
Chairman of the Board, President            Senior Vice President, Treasurer
and Chief Executive Officer                 and Chief Financial Officer

                                       19
                                       --

CONSOLIDATED INCOME STATEMENTS

                                                                Year Ended December 31,
                                                           --------------------------------
(dollars in thousands, except per share data)                  1995        1994        1993
-------------------------------------------------------------------------------------------
Revenues:
    Premiums earned                                        $114,971    $ 93,269    $ 83,206
    Commissions and fees                                     25,994      23,583      21,736
    Net investment income                                     9,190       5,950       5,857
    Realized investment gains                                 1,022           9       1,180
                                                           --------------------------------
        Total revenues                                      151,177     122,811     111,979
                                                           --------------------------------

Operating expenses:
    Losses and loss adjustment expenses incurred             77,743      64,366      57,717
    Policy acquisition expenses                              35,964      31,341      28,876
    General and administrative expenses                      16,357      16,981      16,924
    Other expense                                               695          --          --
    Interest expense                                          2,259          58          55
                                                           --------------------------------
                                                            133,018     112,746     103,572

    Unusual Charges:
      Expenses related to unsolicited takeover proposal          --       2,029          --
      Restructuring expenses                                     --         654          --
                                                           --------------------------------
        Total operating expenses                            133,018     115,429     103,572

Income before income taxes                                   18,159       7,382       8,407
    Income tax expense                                        4,305       1,144       1,640
                                                           --------------------------------

Net income                                                 $ 13,854    $  6,238    $  6,767
                                                           ================================

Net income per common and common equivalent share          $   2.42    $   1.04    $   1.14
                                                           ================================

See accompanying notes to consolidated financial statements

                                      20
                                      --

CONSOLIDATED BALANCE SHEETS

                                                                                     December 31,
                                                                                -----------------------
(dollars in thousands)                                                                1995         1994
-------------------------------------------------------------------------------------------------------
ASSETS:
Investments:
     Bonds, available for sale, at market (amortized cost
       $127,577 in 1995 and $100,844 in 1994)                                     $136,746     $ 97,684
     Equity securities at market (cost $14,935 in 1995 and $11,521 in 1994)         16,691       10,684
     Short-term and other investments, at cost which approximates market            16,821       24,707
                                                                                -----------------------
     Total investments                                                             170,258      133,075
Cash and invested cash                                                               8,165        4,502
Restricted cash and short-term investments                                          24,036       21,340
Accrued investment income                                                            2,414        1,844
Receivables:
     Reinsurance losses and reserves                                                18,597       14,301
     Premiums                                                                       14,065        9,434
Prepaid reinsurance premiums                                                         5,117        3,950
Deferred policy acquisition costs                                                    2,830        3,047
Other assets                                                                         4,390        8,194
                                                                                -----------------------
        Total assets                                                              $249,872     $199,737
                                                                                =======================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Insurance liabilities:
        Amounts due insurance companies                                           $ 25,712     $ 20,418
        Losses and loss adjustment expenses                                         78,894       69,647
        Unearned premiums                                                           17,705       14,613
     Note payable                                                                   35,000       25,000
     Accounts payable and accrued expenses                                           4,500        6,980
                                                                                -----------------------
        Total liabilities                                                          161,811      135,658
                                                                                -----------------------

Stockholders' equity:
        Common stock, $.01 par value;
        20,000,000 shares authorized;
        6,074,000 and 5,946,000 issued shares in 1995 and 1994, respectively, including 296,000 and 538,000 shares
        held in treasury in 1995 and 1994, respectively.                                61           59
     Paid in capital                                                                44,489       44,261
          Net unrealized gain (loss) on securities                                   7,211       (2,637)
     Retained earnings                                                              39,273       26,544
                                                                                -----------------------
                                                                                    91,034       68,227
        Less treasury stock, at cost                                                (2,973)      (5,148)
                                                                                -----------------------
        Total stockholders' equity                                                  88,061       63,079
                                                                                -----------------------
Commitments and contingencies
        Total liabilities and stockholders' equity                                $249,872     $199,737
                                                                                =======================

See accompanying notes to consolidated financial statements.

                                      21
                                      --

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                  Net
                                                           Unrealized
                                                                 Gain                                   Total
                                   Common    Paid in           (Loss)    Retained   Treasury    Stockholders'
(dollars in thousands)              Stock    Capital    on Securities    Earnings      Stock           Equity
-------------------------------------------------------------------------------------------------------------
Balance at January 1, 1993            $59    $43,006           $   55     $13,539   $   (774)         $55,915

Net Income                             --         --               --       6,767         --            6,767
Exercise of stock options
     (27,000 shares)                   --         36               --          --        113              149
Unrealized investment gain, net        --         --              388          --         --              388
Issuance of 17,000 restricted
   shares of common stock              --        114               --          --         --              114
                                     ------------------------------------------------------------------------

Balance at December 31, 1993           59     43,156              443      20,306       (631)          63,333

Effect of adoption of SFAS
     No. 115 on January 1, 1994        --         --            3,838          --         --            3,838
Net Income                             --         --               --       6,238         --            6,238
Exercise of stock options
     (171,000 shares)                  --      1,105               --          --        483            1,588
Unrealized investment loss, net        --         --           (6,918)         --         --           (6,918)
Purchase of 498,000
     shares of common stock            --         --               --          --     (5,000)          (5,000)
                                     ------------------------------------------------------------------------

Balance at December 31, 1994           59     44,261           (2,637)     26,544     (5,148)          63,079

Net Income                             --         --               --      13,854         --           13,854
Exercise of stock options
     (280,700 shares)                   2        228               --          --      2,175            2,405
Dividends paid                         --         --               --      (1,125)        --           (1,125)
Unrealized investment gain, net        --         --            9,848          --         --            9,848
                                     ------------------------------------------------------------------------
Balance at December 31, 1995          $61    $44,489           $7,211     $39,273    $(2,973)         $88,061
                                     ========================================================================

See accompanying notes to consolidated financial statements.

                                      22
                                      --

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          Year Ended December 31,
                                                                   -------------------------------------
(dollars in thousands)                                                  1995         1994         1993
--------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
     Net income                                                    $  13,854     $  6,238     $  6,767
     Adjustments to reconcile net income to net cash
     provided by operating activities:
     Amortization of deferred policy acquisition costs                34,281       30,032       27,275
     Deferred policy acquisition costs                               (34,064)     (30,612)     (27,939)
     Depreciation and amortization                                       214          518          396
     Realized investment gains                                        (1,022)          (9)      (1,180)
     Increase in premiums receivable                                  (4,631)      (1,351)        (895)
     Increase in reinsurance receivables                              (4,296)      (6,283)      (1,316)
     Decrease (increase) in other assets                               2,055       (2,176)        (749)
     Increase in losses and loss adjustment expenses                   9,247       10,877        6,723
     Increase in unearned premiums                                     3,092        4,322        3,876
     Increase (decrease) in other liabilities                         (2,814)       5,071        4,739
     Net transfers to restricted cash and short-term investments      (2,696)        (158)      (5,099)
                                                                   ------------------------------------
        Net cash provided by operating activities                     13,220       16,469       12,598
                                                                   ------------------------------------

Cash Flows From Investing Activities:
     Purchases of bonds                                             (102,339)     (30,129)     (42,395)
     Purchases of equity securities                                  (12,790)      (7,061)      (2,686)
     Proceeds from sales and maturities of investment securities      86,587       22,673       35,107
     Net sales (purchases) of short-term investments                   7,886      (21,586)         809
     Purchases of property and equipment                                (181)        (303)        (628)
                                                                   ------------------------------------
        Net cash used in investing activities                        (20,837)     (36,406)      (9,793)
                                                                   ------------------------------------

Cash Flows From Financing Activities:
     Proceeds from note payable                                       10,000       25,000           --
     Payments on note payable                                             --           --       (1,600)
     Purchase of treasury stock                                           --       (5,000)          --
     Dividends paid                                                   (1,125)          --           --
     Proceeds from issuance of common stock                            2,405        1,588          263
                                                                   ------------------------------------
        Net cash provided by (used in) financing activities           11,280       21,588       (1,337)
                                                                   ------------------------------------

Net Increase in Cash and
     Invested Cash:                                                    3,663        1,651        1,468
Cash and invested cash at beginning of year                            4,502        2,851        1,383
                                                                   ------------------------------------
Cash and invested cash at end of year                              $   8,165     $  4,502     $  2,851
                                                                   ====================================

Supplemental Disclosures of Cash Flow Information:

     Cash paid during the year for:
     Interest                                                      $   2,187     $     19     $     48
     Income taxes                                                  $   5,217     $  1,350     $  1,232
                                                                   ====================================

See accompanying notes to consolidated financial statements.

                                      23
                                      --

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of US Facilities Corporation, a Delaware corporation (the "Company"), and its wholly owned subsidiaries. The Company's USBenefits Insurance Services, Inc. subsidiary acts primarily as the managing general underwriter and marketing organization for medical stop-loss coverages issued by The Continental Insurance Company, one of the CNA Insurance Companies. Its USF RE INSURANCE COMPANY and USF Insurace Company subsidiaries write property/casualty reinsurance and insurance. All significant intercompany balances and transactions have been eliminated in consolidation.

(B) RECOGNITION OF REVENUE

Management fees and brokerage commissions are primarily recognized as of the effective date of the underlying insurance coverage. Insurance and reinsurance premiums are generally recognized as revenues over the terms of the related policies on a pro-rata basis, and are reported net of ceded earned premiums. Substantially all commissions and fees and approximately 71%, 79% and 81% of premiums earned for 1995, 1994 and 1993 respectively, result from contracts between subsidiaries of the Company and The Continental Insurance Company. Such contracts may be terminated as of any year-end.

(C) INVESTMENTS

Securities are purchased to support the investment strategies of the Company, which are based on many factors including, but not limited to, rate of return, maturity, credit risk, tax considerations, regulatory requirements and market economics. The Company has the ability to hold all bonds to maturity. However, securities in the portfolio may be sold from time to time based upon the Company's investment strategies and market opportunities. Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," was adopted by the Company effective January 1, 1994. Bonds are considered held as available for sale and carried at market value as of the balance sheet date. Declines in the market value of any security below cost that is deemed other than temporary will be charged to earnings. Unrealized gains and losses net of income taxes are reported as a separate component of stockholders' equity. The cumulative effect of adoption of SFAS No. 115 increased the carrying value of bonds by $5,838,000 and increased stockholders' equity by $3,838,000 at January 1, 1994. Market values of bonds are primarily a function of current interest rates, and vary from period to period.

     Realized gains or losses on sales of investments are computed on a specific identification basis.

(D) SHORT-TERM AND OTHER INVESTMENTS AND INVESTED CASH

Short-term and other investments are principally money market mutual funds and variable rate municipal bonds which adjust weekly. Cash and invested cash consists of bank deposits, certificates of deposit with original maturities of less than 90 days and money market mutual funds.

     Premiums collected but not yet remitted to insurance companies are restricted by law as to use. Such amounts are reported as restricted cash and short-term investments, which at December 31, 1995 and 1994 consisted primarily of money market mutual funds, bank certificates of deposit, tax-free auction rate preferred stocks which are redeemable at par value every 7 - 270 days, and municipal bonds maturing in less than one year.

(E) POLICY ACQUISITION COSTS

The insurers' costs of acquiring new business are deferred to the extent estimated to be recoverable from future income, including investment income, and amortized to operations ratably over the terms of the related

                                       24
                                       --
policies. Acquisition costs include commissions, premium taxes and certain underwriting expenses related to production of insurance and reinsurance business.

(F) LOSSES AND LOSS ADJUSTMENT EXPENSES

The liability for losses is determined on the basis of claim adjusters' and ceding reinsurers' reports and other estimates, including those for incurred but not reported losses. The liability for loss adjustment expenses is established by estimating future expenses to be incurred in the settlement of claims provided for in the liability for losses. Both estimates are dependent upon future events, the outcomes of which can be affected by economic, legal, political and social factors. The Company does not discount estimated future expenses to their present values.

     Management believes that the estimated liability for losses and loss adjustment expenses at December 31, 1995 is adequate to cover the ultimate liability; however, such estimates may be more or less than the amount ultimately paid when the claims are settled.

(G) REINSURANCE

Reinsurance receivables (including amounts related to claims incurred, both reported and not reported) and prepaid reinsurance premiums are reported as assets. In the normal course of business, the Company seeks to reduce the loss that may arise from events which may cause unfavorable underwriting results by reinsuring certain levels of risk with other insurance enterprises. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. However, such estimates may be more or less than the amount ultimately collected when claims are settled.

(H) VALUATION OF ASSETS, DEPRECIATION AND AMORTIZATION

In 1995, the Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Adoption of this pronouncement did not have a material effect on the financial statements of the Company. Depreciation and amortization are provided on the straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of the lease terms or useful lives of the improvements. Intangibles are amortized over their estimated useful lives of predominantly forty years.

(I) INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting basis and the tax basis of the Company's assets and liabilities, as well as expected benefits of utilizing net operating loss carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled, and reflected in the financial statements in the period of enactment.

(J) FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has disclosed the fair value of financial instruments and the methods and assumptions used to establish fair value, as required by SFAS No. 107, "Disclosures About the Fair Value of Financial Instruments" which was adopted for the year ending December 31, 1995.

(K) INCOME PER COMMON SHARE

The computation of per share data is based upon 5,728,000, 6,006,000 and 5,940,000 weighted average shares outstanding during the years ended December 31, 1995, 1994 and 1993, respectively. Common stock equivalents, consisting of outstanding stock options, have been included in the computation of primary income per share, which approximated fully diluted income per share.

                                       25
                                       --

(L) STOCK-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation," issued in October, 1995, will be adopted by the Company for the year ending December 31, 1996. Presently, management expects to continue use of the accounting methods prescribed by Accounting Principles Board Opinion No. 25 and expand its disclosure of stock-based compensation as permitted by SFAS No. 123. Accordingly, adoption of this pronouncement is not expected to have a material effect on the financial statements of the Company.

NOTE 2 - INVESTMENTS

Bonds valued at approximately $4,260,000 were on deposit with various governmental authorities at December 31, 1995.

The amortized cost and estimated market values of bonds, in thousands of dollars, at December 31, 1995 and 1994 are as follows:

                                                                       December 31, 1995
                                                    -------------------------------------------------
                                                                     Gross           Gross
                                                    Amortized   Unrealized      Unrealized    Market
                                                         Cost        Gains          Losses     Value
-----------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
  Government corporations and agencies               $ 11,071       $  722          $  --    $ 11,793
Foreign bonds                                             557           65             --         622
Obligations of states and political
subdivisions                                            69,967       4,587            117      74,437
Corporate bonds                                         45,982       3,963             51      49,894
                                                    -------------------------------------------------
    Total                                            $ 127,577      $9,337          $ 168    $136,746
                                                    =================================================

                                                                       December 31, 1994
                                                    -------------------------------------------------
                                                                     Gross           Gross
                                                    Amortized   Unrealized      Unrealized    Market
                                                         Cost        Gains          Losses     Value
-----------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies                $  8,826        $  20         $  282     $  8,564
Foreign bonds                                          1,560           15             47        1,564
Obligations of states and political subdivisions      75,724          495          2,657       73,562
Corporate bonds                                       14,734           18            758       13,994
                                                    -------------------------------------------------
     Total                                          $100,844        $ 584         $3,744     $ 97,684
                                                    =================================================

The amortized cost and estimated market value of bonds at December 31, 1995, by contractual maturity, are shown below in thousands of dollars. Expected maturities will differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Maturity Dates    Amortized Cost    Market Value
                                                    ---------------------------------------------------
                                                       1996                $  2,158           $  2,224
                                                       1997-2000             14,576             15,173
                                                       2001-2005             63,934             68,367
                                                       2006-2024             46,909             50,982
                                                    ---------------------------------------------------
                                                       Total               $127,577           $136,746
                                                    ===================================================

                                       26
                                       --

Information regarding bond sales (in thousands of dollars) follows:

Year ended                                      Proceeds              Gross          Gross
December 31,                                  From sales              Gains         Losses
------------------------------------------------------------------------------------------
1995                                             $77,373            $ 1,677         $  522
1994                                              17,136                385            355
1993                                              33,259              1,074            249
==========================================================================================

Information regarding equity dispositions (in thousands of dollars) follows:

Year ended                                      Proceeds              Gross          Gross
December 31,                                  From sales              Gains         Losses
------------------------------------------------------------------------------------------
1995                                             $ 9,214            $   211         $  344
1994                                               2,853                 68             54
1993                                               1,347                 72             --
==========================================================================================

Information regarding gross unrealized gains and losses on equity securities (in thousands of dollars) follows:

                                                                      Gross          Gross
Year ended                                                       Unrealized     Unrealized
December 31,                                                          Gains         Losses
------------------------------------------------------------------------------------------
1995                                                                $ 2,243         $  487
1994                                                                    375          1,212
1993                                                                    671             --
==========================================================================================

Net investment income in thousands of dollars consists of the following:

                                                           Year Ended December 31,
                                                 -----------------------------------------
                                                    1995               1994           1993
------------------------------------------------------------------------------------------
Interest on bonds                                $ 8,134            $ 5,347         $5,517
Short-term investment interest                     1,569                803            585
Dividends on equity securities                       496                604            440
                                                 -----------------------------------------
                                                  10,199              6,754          6,542
Less: Investment expenses                          1,009                804            685
                                                 -----------------------------------------
      Net investment income                      $ 9,190            $ 5,950         $5,857
                                                 =========================================

NOTE 3 - REINSURANCE

Reinsurance contracts do not relieve the Company from its obligations to policyholders. A contingent liability exists for the amount of all reinsurance deductions necessary in the event that any of the reinsuring companies are unable to pay their portion of any losses; consequently, allowances are established for amounts deemed uncollectible. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. At December 31, 1995, reinsurance recoverables and prepaid premiums of $13,603,000 were unsecured. The Company holds letters of credit totaling approximately $6,470,000 under certain reinsurance agreements that can be drawn on for amounts that remain unpaid for more than 120 days.

                                       27
                                       --

The property and casualty insurance companies cede a portion of their business to other insurance companies, under multiple reinsurance agreements. The effect of reinsurance on premiums written and earned and the effect of ceding arrangements, in thousands of dollars follows:

                                                                       Year Ended December 31,
                                              --------------------------------------------------------------------------
                                                        1995                     1994                      1993
                                              --------------------------------------------------------------------------
                                               Premiums     Premiums     Premiums     Premiums     Premiums     Premiums
                                                Written       Earned      Written       Earned      Written       Earned
------------------------------------------------------------------------------------------------------------------------
Direct                                          $ 11,260    $ 12,218      $12,004      $  9,386      $ 7,338     $ 6,289
Reinsurance assumed                              121,201     117,151       96,275        94,573       85,524      82,698
Reinsurance ceded                                (15,565)    (14,398)     (11,897)      (10,690)      (7,287)     (5,781)
                                              --------------------------------------------------------------------------
Net                                             $116,896    $114,971      $96,382      $ 93,269      $85,575     $83,206
                                              ==========================================================================

Losses and loss adjustment expenses ceded                   $  8,327                   $ 10,141                  $ 1,750
                                              ==========================================================================
Liabilities for losses and loss adjustment
     expenses ceded                                         $ 16,426                   $ 13,343                  $ 7,412
                                              ==========================================================================

Commissions ceded                                           $  2,441                   $  1,723                  $   884
                                              ==========================================================================

NOTE 4 - RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

The table below summarizes the activity for losses and loss adjustment expenses
(LAE), net of reinsurance recoverable, for the years ended December 31, 1995, 1994 and 1993, respectively. Reserves are established for losses that have occurred but have not been reported as of each balance sheet date.

                                                                 Year Ended December 31,
                                                      --------------------------------------------------
                                                                1995         1994        1993
--------------------------------------------------------------------------------------------------------
Balance at beginning of period                                $ 69,647          $58,770          $52,047
  Less reinsurance recoverables                                 13,343            7,412            6,564
                                                      --------------------------------------------------
Reserve for losses and LAE at beginning
  of period, net                                                56,304           51,358           45,483
Incurred losses and LAE:
  Provision for losses and LAE for claims
    occurring in the current year                               74,935           61,941           56,081
  Increase in estimated losses and LAE for
    claims occurring in prior years                              2,808            2,425            1,636
Loss and LAE payments for claims occurring during:
    The current year                                           (39,511)         (33,345)         (29,652)
    Prior years                                                (32,116)         (26,075)         (22,190)
                                                      --------------------------------------------------
Reserve for losses and LAE at end of period, net                62,420           56,304           51,358
    Plus reinsurance recoverables                               16,474           13,343            7,412
                                                      --------------------------------------------------
Balance at end of period                                      $ 78,894          $69,647          $58,770
                                                      ==================================================

                                       28
                                       --

NOTE 5 - NOTE PAYABLE

On December 20, 1994 the Company entered into a $35,000,000 reducing, revolving, variable interest rate bank Credit Agreement. Amounts borrowed bear interest at LIBOR plus a margin, currently 2%. At December 31, 1995, $35,000,000 was outstanding. Under its terms, the outstanding balance is to be reduced quarterly beginning March 31, 1996, with aggregate annual reductions in thousands of dollars as follows:

                                          Year                      Reductions
                                        --------------------------------------
                                          1996                        $  2,500
                                          1997                           5,300
                                          1998                           6,800
                                          1999                           6,800
                                          2000                           6,800
                                          2001                           6,800
                                                                      --------
                                          Total                       $ 35,000
                                                                      ========

Interest on amounts outstanding at December 31, 1995 is paid at an effective rate of 7.6% through March 27, 1996.

The Credit Agreement also contains restrictive covenants which include restrictions on other debt, mergers, acquisitions and investment portfolio quality. Additionally, the Credit Agreement requires the Company to maintain certain levels of financial ratios, statutory surplus and pretax statutory net income, minimum consolidated tangible net worth, risk based capital ratio and A.M. Best Company rating. The Credit Agreement is secured by a pledge of all the capital stock of USF RE INSURANCE COMPANY. At December 31, 1995 the Company was in compliance with all covenants.

NOTE 6 - INCOME TAXES

Income tax expense (benefit), in thousands of dollars consists of:

                                             Year Ended December 31, 1995:
                                       ---------------------------------------
                                       Federal           State           Total
------------------------------------------------------------------------------
Current                                 $3,818            $312          $4,130
Deferred                                   121              54             175
                                       ---------------------------------------
     Total                              $3,939            $366          $4,305
                                       =======================================

                                             Year Ended December 31, 1994:
                                       ---------------------------------------
                                       Federal           State           Total
------------------------------------------------------------------------------
Current                                $   884              --         $   884
Deferred                                   289             (29)            260
                                      ----------------------------------------
     Total                             $ 1,173           $ (29)        $ 1,144
                                      ========================================

                                             Year Ended December 31, 1993:
                                       ---------------------------------------
                                       Federal           State           Total
------------------------------------------------------------------------------
Current                                $ 1,248           $ 566         $ 1,814
Deferred                                  (193)             19            (174)
                                      ----------------------------------------
     Total                             $ 1,173           $ 585         $ 1,640
                                       =======================================

                                       29
                                       --

Actual tax expense differs from "expected" tax expense which is computed by applying the federal statutory rate to income before taxes, in thousands of dollars as follows:

                                                     Year Ended December 31,
                                           ---------------------------------------
                                              1995            1994            1993
----------------------------------------------------------------------------------
"Expected" federal tax expense at 34%      $ 6,174         $ 2,510         $ 2,858
Tax exempt interest - net                   (1,621)         (1,615)         (1,413)
Other                                         (248)            249             195
                                           ---------------------------------------
Actual income tax expense                  $ 4,305         $ 1,144         $ 1,640
                                           =======================================

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 1995 and 1994 are presented below in thousands of dollars:

                                                                    December 31,
                                                           --------------------------
                                                              1995               1994
-------------------------------------------------------------------------------------
Deferred tax assets:
     Loss and loss adjustment expense reserves             $ 3,111            $ 2,502
     Unearned premiums                                         861                725
     Net operating loss carryforwards                          462                535
     Alternative minimum tax                                    --                728
     Net unrealized losses                                      --              1,451
     Other                                                     207                316
                                                           --------------------------
     Total deferred tax assets                               4,641              6,257
     Less valuation allowance                               (1,020)            (1,135)
                                                           --------------------------
     Net deferred tax assets                                 3,621              5,122

Deferred tax liabilities:
     Intangibles                                              (560)              (578)
     Depreciation                                             (145)              (122)
     Policy acquisition costs                                 (968)              (993)
     Net unrealized gain                                    (3,672)                --
     Other                                                      --               (152)
                                                           --------------------------
     Total deferred tax liabilities                         (5,345)            (1,845)
                                                           --------------------------
Deferred income taxes                                      $(1,724)           $ 3,277
                                                           ==========================

Based on the Company's current and historical earnings, management believes it is more likely than not that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. However, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning strategies could be implemented to supplement income from operations to fully realize recorded tax benefits.

     Net operating loss carryforwards of approximately $1,610,000 are available to offset future federal taxable income of a subsidiary through 2005.

NOTE 7 - STOCKHOLDERS' EQUITY

The Company is authorized to issue 20,000,000 shares of common stock and 5,000,000 shares of preferred stock.

The Company has a Stockholder Rights Plan which provides that in the event any person becomes the beneficial owner of 10% or more of the outstanding common stock of the Company, each right (other than rights held

                                       30
                                       --
by the 10% stockholder) will be exercisable at a predetermined price after the close of business on the tenth business day following such event. Each right entitles the holder thereof to purchase shares of common stock of the Company which have a market value equal to two times the then established exercise price ($65.00 per share at December 31, 1995). The Plan further provides that if, on or after the occurrence of the previously mentioned event, the Company is merged with or into any other corporation, or 50% or more of the Company's assets or earning power are sold, each right (other than rights held by the 10% stockholder) will be exercisable to purchase shares of common stock of the surviving corporation or purchaser which have a market value equal to two times the exercise price. The rights expire on May 24, 2000, and can be redeemed by the Board of Directors at $.001 per right at any time before the first date on which they first become exercisable.

     At December 31, 1995 and 1994, USF RE's statutory surplus was $100,568,000 and $77,367,000, respectively. Statutory net income for USF RE was $9,359,000, $6,418,000 and $1,277,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     USF RE is limited in the amount of dividends it can pay to the Company without prior approval of the Insurance Commissioners of Massachusetts and California. Such limitation is the greater of net income or 10% of policyholders' surplus of the preceding year. During 1996 USF RE may pay dividends of $10,057,000 to the Company without such prior approval.

NOTE 8 - STOCK OPTIONS AND EMPLOYEE BENEFITS

The Company has four plans under which options to purchase shares of the Company's common stock have been or may be granted. Options to purchase up to 300,000 and 600,000 shares have been authorized under the 1988 and 1991 Employee Stock Option Plans. Options to purchase up to 35,000 and 50,000 shares have been authorized under the 1988 and 1991 Director Stock Option Plans. Such plans allow the Company to grant incentive stock options (ISO's), nonqualified stock options (NQSO's), stock appreciation rights (SAR's) and restricted shares to key employees and directors at prices not lower than the market value at date of grant. Options are exercisable through periods ending December 17, 1996 to August 31, 2003. No SAR's or restricted share grants were outstanding at December 31, 1995 or 1994.

The status of all optioned shares is as follows:

                                                                  December 31,
                                                            ----------------------
                                                                1995          1994
----------------------------------------------------------------------------------
Outstanding-beginning of year                                648,900       828,400
Granted, at prices ranging from $13.38 to $20.00
(1995) and $9.00 to $11.25 (1994)                            234,400        36,000

Exercised, at prices ranging from $3.25 to $12.38           (280,700)     (171,000)

Canceled, at prices ranging from $9 to $14                   (21,000)      (44,500)
                                                            ----------------------
Outstanding-end of year                                      581,600       648,900
                                                            ======================

Options exercisable at prices ranging from $9.00
  ($3.25 in 1994) to $14.00                                  307,500       547,566
                                                            ======================

At December 31, 1995, the Company also has 30,000 options outstanding, exercisable at prices ranging from $5.04 to $13.00. Such options were sold in 1991 at $1 per share to a corporation controlled by a current officer and director of the Company, and expire at various dates in 1996.

                                       31
                                       --

     The US Facilities Corporation Employees Savings Plan is a voluntary contributory 401(k) savings plan covering substantially all employees. Eligible employees may contribute up to 15% of their compensation on a pre-tax basis. The Company makes matching contributions to the plan on a pro-rata basis for all participants up to a maximum of 6% of each individual's compensation. For 1995, 1994 and 1993 such matching contributions were $395,000, $321,000 and $316,000, respectively.

NOTE 9 - SEGMENT INFORMATION

Certain information about the Company's operations by industry segment is summarized as follows, in thousands of dollars:

                                                                Year ending December 31,
                                                      --------------------------------------
                                                          1995           1994           1993
--------------------------------------------------------------------------------------------
Revenues:
Medical stop-loss and employee benefits               $110,809       $ 98,373       $ 90,892
Property/casualty underwriting                          39,297         24,429         19,907
Holding Company (including realized gains)               1,071              9          1,180
                                                      --------------------------------------
   Total                                              $151,177       $122,811       $111,979
                                                      ======================================

Income before income taxes:

Medical stop-loss and employee benefits               $ 17,152       $ 12,598       $  7,265
Property/casualty underwriting                           3,918         (1,774)           761
Holding Company                                         (2,911)        (3,442)           381
                                                      --------------------------------------
   Total                                              $ 18,159       $  7,382       $  8,407
                                                      ======================================

Identifiable assets:

Medical stop-loss and employee benefits               $ 75,529       $ 69,160       $ 59,400
Property/casualty underwriting                         170,645        126,297         93,938
Holding Company                                          3,698          4,280          1,385
                                                      --------------------------------------
   Total                                              $249,872       $199,737       $154,723
                                                      ======================================

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company leases certain facilities and equipment under long-term operating leases which expire at various dates through 2007. Taxes, insurance and maintenance are generally obligations of the Company. Total rent expense, including month-to-month rentals, was $1,951,000 in 1995, $1,566,000 in 1994 and $1,764,000 in 1993. Future minimum noncancelable lease commitments in thousands of dollars are as follows:

                                                              Year ending December 31,
                                                      --------------------------------------
                                                            1996                      $1,043
                                                            1997                       1,053
                                                            1998                         922
                                                            1999                         927
                                                            2000                         892
                                                      Thereafter                       5,087
                                                                                      ------
                                                                                      $9,924
                                                                                      ======

                                       32
                                       --

INDEPENDENT AUDITORS' REPORT

The Board of Directors
  and Stockholders
US Facilities Corporation



We have audited the accompanying consolidated balance sheets of US Facilities Corporation and subsidiaries as of December 31, 1995 and 1994 and the related consolidated income statements, statements of stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US Facilities Corporation and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for investments in 1994 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."


February 6, 1996
Los Angeles, California

                                      33
                                      --

QUARTERLY RESULTS OF OPERATIONS

Following is quarterly summary financial information for 1995, 1994 and 1993 in thousands of dollars, except per share data.

                                          lst          2nd          3rd          4th
                                      Quarter      Quarter      Quarter      Quarter
                                      ----------------------------------------------
1995
Revenues                              $35,459      $39,932      $36,330      $39,456
Income before income taxes              3,732        5,023        4,606        4,798
     Net Income                         2,922        3,849        3,477        3,606
                                      ----------------------------------------------
Net income per share:                 $  .52       $   .67      $   .60      $   .61
                                      ==============================================

1994
Revenues                              $30,469      $32,185      $29,505      $30,652
Income before income taxes                424          697        2,832        3,429
     Net income                           600          761        2,107        2,770
                                      ----------------------------------------------
Net income per share:                 $   .10      $   .13      $   .35      $   .46
                                      ==============================================

1993
Revenues                              $26,014      $27,155      $29,014      $29,796
Income before income taxes              2,394        2,357        1,958        1,698
     Net income                         1,850        1,844        1,531        1,542
                                      ----------------------------------------------
Net income per share:                 $   .31      $   .31      $   .26      $   .26
                                      ==============================================

STOCK PRICE INFORMATION

Following are the quarterly high and low prices from January 1, 1994 through March 8, 1996. The Company believes that as of March 8, 1996 there were approximately 1,600 holders of its common stock.

                          1st               2nd              3rd            4th
                        Quarter           Quarter          Quarter         Quarter
                    High      Low     High      Low     High     Low    High     Low
--------------------------------------------------------------------------------------
1996 through
March 8           21 3/8   16 1/2

1995              14 1/2    9 3/4   16 1/4   13 1/8   20 3/8  16      23 3/8  17 1/2

1994              12 1/4    8 1/2   14 5/8    8 1/4   13 7/8  11 1/2  11 5/8   9 1/8

                                       34
                                       --

US FACILITIES CORPORATION

BOARD OF DIRECTORS                                              CORPORATE OFFICERS
John A. Allison (2,4)                                           David L. Cargile
Retired; Former Vice Chairman and                               Chairman of the Board, President and
Chief Marketing Officer,                                        Chief Executive Officer
Occidental Life Insurance Company
of California, and Vice Chairman,                               Howard S. Singer
Transamerica Insurance Group                                    Executive Vice President - Corporate Finance
                                                                and Investor Relations
Jonathan D. DuBois (2,5)
Partner, Member of Policy Committee,                            Mark Burke
Coudert Brothers                                                Senior Vice President, Treasurer and
                                                                Chief Financial Officer
David L. Cargile (1,3,5)
Chairman, President and Chief                                   John T. Grush
Executive Officer,                                              Senior Vice President
US Facilities Corporation
                                                                Craig J. Kelbel
John F. Kooken (1,3)                                            Senior Vice President
Retired; Director, Glendale Federal Savings Bank;
Former Vice Chairman and Chief Financial Officer,               Jose A. Velasco
Security Pacific Corporation                                    Senior Vice President,
                                                                Secretary and General Counsel
L. Steven Medgyesy, M.D. (3,4)
Retired; Former Director of Laboratories,                       Patricia S. Boisseranc
Lincoln West Medical Center                                     Vice President

Bernard H. Ross (2,4)                                           Barbara Fox Stoner
Chairman & Chief Executive Officer,                             Vice President
Fitness Horizons, Inc.; Former Partner and
National Director of Healthcare Services,                       Edward D. Jones, III
Touche Ross & Company.                                          Vice President

Charles L. Schultz (2,3,4)                                      Frank P. Van Buskirk
Retired; Director, Amwest Insurance Group;                      Vice President
Former Senior Vice President, Finance
and Chief Financial Officer,
Farmers Group, Inc.

Howard S. Singer (1,3,5)
Executive Vice President - Corporate Finance and Investor Relations,
US Facilities Corporation

Kenneth C. Tyler (2,4)
Retired; Attorney at Law; Former
Vice Chairman and General Counsel,
Farmers Group, Inc.

1995 Committee Assignments
(1) Member of Executive Committee
(2) Member of Audit Committee
(3) Member of Investment Committee
(4) Member of Compensation Committee
(5) Member of Nominating Committee

                                       35
                                       --

STOCKHOLDER INFORMATION

ANNUAL MEETING

The 1996 Annual Meeting of Stockholders of US Facilities Corporation will be held on May 22, 1996 at 9:00 a.m. Local Time, at the Westin South Coast Plaza Hotel, 686 Anton Boulevard, Costa Mesa, California 92626.

ADDITIONAL INFORMATION

Stockholder inquiries and requests for additional copies of this Report and the Company's 1995 Report on Form 10-K filed with the Securities and Exchange Commission should be directed to: Howard S. Singer, Executive Vice President, US Facilities Corporation, 6200 N. Hiawatha, Suite 400, Chicago, Illinois 60646,
(312) 545-3285.

BOOK VALUE

$15.24 per share at December 31, 1995.

REGISTRAR AND TRANSFER AGENT

American Stock Transfer & Trust Company, 40 Wall Street, New York, New York
10005.

INDEPENDENT AUDITORS

KPMG Peat Marwick LLP, 725 So. Figueroa Street, Los Angeles, California 90017.

STOCK TRADING INFORMATION

The Company's common stock trades on The Nasdaq Stock Market under the symbol USRE.

                                      36
                                      --