Form 10-K, Exhibit 13
period 1996-12-31
US FACILITIES CORP
filed 1997-03-27
CIK 798085

                                                                      EXHIBIT 13


SELECTED FINANCIAL DATA


Year Ended December 31                            1996        1995         1994       1993        1992
--------------------------------------------------------------------------------------------------------
[Dollars in thousands, except per share data]

INCOME STATEMENT DATA:

REVENUES:
   Premiums earned                              $124,124    $114,971    $ 93,269    $ 83,206    $ 59,732
   Commissions and fees                           26,722      25,994      23,583      21,736      18,403
   Investment income                              12,273      10,212       5,959       7,037       6,187
                                               ---------------------------------------------------------
Total revenues                                  $163,119    $151,177    $122,811    $111,979    $ 84,322
                                               =========================================================

   Income before income taxes                   $ 20,162    $ 18,159    $  7,382    $  8,407    $  6,222
   Net income                                     15,020      13,854       6,238       6,767       4,641
                                               =========================================================
PER SHARE:
   Net income                                   $   2.51    $   2.42    $   1.04    $   1.14    $    .78
                                               =========================================================
   Cash dividends paid                          $    .24    $    .20    $    --     $    --     $   --
                                               =========================================================

BALANCE SHEET DATA:
   Total assets                                 $288,743    $249,872    $199,737    $154,723    $133,567
                                               ---------------------------------------------------------
   Notes payable                                  35,000      35,000      25,000        --         1,600
                                               ---------------------------------------------------------
   Stockholders' equity                          102,364      88,061      63,079      63,333      55,915
                                               ---------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS OPERATIONS

US Facilities Corporation (Company) conducts business primarily in two segments:

Medical lines includes medical stop-loss and provider excess coverages underwritten by the Company's subsidiary, USBenefits Insurance Services, Inc. (USBenefits) on behalf of The Continental Insurance Company (Continental), one of the CNA Insurance Companies, and reinsurance of 50% of such business by the Company's USF RE INSURANCE COMPANY (USF RE) subsidiary. USBenefits is the managing general underwriter for medical lines coverages issued by Continental. Medical stop-loss coverage is a form of insurance that protects employers that self-insure their employee healthcare plans by limiting their exposure from the risk of loss to a pre-established amount. Provider excess coverage limits the financial risks healthcare providers face from medical plans that prepay the providers fixed sums per plan participant (capitated fees) or provide specified rates for services. USBenefits also markets other employee benefits related products on behalf of several national life insurance companies. Medical lines products are marketed through a network of unaffiliated third party administrators, insurance agents, brokers and consultants (Producers). Producers have non-exclusive arrangements with USBenefits that enable them to submit requests for coverage quotations.

Substantially all commissions and fees and approximately 67%, 71% and 79% of premiums earned for 1996, 1995 and 1994, respectively, resulted from the management agreement between USBenefits and Continental and the reinsurance agreement between USF RE and Continental related to the medical lines business.

Property/Casualty reinsurance and insurance underwriting is conducted by USF RE and its wholly-owned subsidiary USF Insurance Company (USFIC). These subsidiaries both carry an A (Excellent) rating from A.M. Best Company. Insurance companies purchase reinsurance in order to control and manage the risk they accept when they issue policies. USF RE assumes facultative and treaty reinsurance from unaffiliated insurance companies, primarily through reinsurance intermediaries. Facultative is reinsurance of one risk at a time. Reinsurance treaties cover a portion of all risk written or assumed by another insurer in a particular class or classes of business. USF RE concentrates its casualty writings in general liability, commercial auto liability and products liability. It also provides a broad range of coverages for most types of property exposures. USFIC writes surplus lines insurance on commercial property/casualty risks which are marketed through independent excess and surplus lines brokers.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
Consolidated Results

The table below presents certain consolidated financial information regarding the Company's operations.

Year ended December 31,                                 1996       Change        1995      Change       1994
------------------------------------------------------------------------------------------------------------
[Dollars in thousands]
REVENUES:
               Insurance revenues                     $150,846        7 %    $140,965       21 %    $116,852
               Net Investment income                    10,147       10 %       9,190       54 %       5,950
               Realized investment gain                  2,126      108 %       1,022       --             9
                                                      ------------------------------------------------------
Total revenues                                         163,119        8 %     151,177       23 %     122,811
                                                      ------------------------------------------------------
EXPENSES:
               Insurance expenses                      127,962       10 %     116,661       22 %      95,765
               General and administrative               14,995       (8)%      16,357       (4)%      16,981
               Unusual charges                            --         --           --         --        2,683
                                                      ------------------------------------------------------
Total expenses                                         142,957        7 %     133,018       15 %     115,429
                                                      ------------------------------------------------------
Income before income taxes                              20,162       11 %      18,159      146 %       7,382
Income tax expense                                       5,142       19 %       4,305      276 %       1,144
                                                      ------------------------------------------------------
Net income                                            $ 15,020        8 %    $ 13,854      122 %    $  6,238
                                                      ======================================================

Increases in revenues between the periods presented reflect the Company's diversification in two distinct business segments. In 1996, the Company was able to balance greater competitive pressure in medical lines by capturing broader opportunities in property/casualty. Revenue changes between 1995 and 1994 are a result of expansion in each business segment, reflecting growth of medical lines premiums and the Company's success in increasing its property/casualty business as discussed below.

Returns on invested assets are an integral element of results from operations. Underwriting cash flows, which consist of premiums collected over losses and expenses paid, and investment cash flows, which consist of income from existing investments and proceeds from sales and maturities of investments, provide the funds used to build the investment portfolio. The portfolio is managed based upon Company guidelines which incorporate a variety of factors including the relationship of invested assets to liabilities, total return, business needs, regulatory requirements and tax considerations. Increases in net investment income result primarily from higher levels of invested assets in 1996 and 1995 due to higher production levels in each business segment. Increases in realized gains between years are a result of continuous evaluation of the investment portfolio to enhance and maintain yields and total return consistent with the Company's investment guidelines.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Insurance expenses are comprised of losses and loss adjustment expenses incurred and policy acquisition expenses. Insurance and reinsurance companies establish reserves for losses incurred, but not yet paid, in order to match such losses with the related premiums earned. The process of establishing loss reserves is subject to uncertainties that are a normal, recurring aspect of the insurance business which requires the use of informed judgments and estimates. The Company reviews loss and loss adjustment expense reserve development on a regular basis, incorporating analysis of current trends, market changes in the Company's business segments and historical experience to analyze the Company's actuarial assumptions. As additional experience and other data become available, the Company's actuarial estimates may be revised. Such revisions may impact earnings. Policy acquisition expenses vary on the basis of market conditions and mix of business.

The Company's cost control programs, begun in 1994, continued to favorably impact operations and resulted in a decrease in general and administrative expenses to 9% of revenues in 1996, compared to 11% of revenues in 1995 and 14% of revenues in 1994.

The increase in 1996 net income as compared to 1995 resulted from the increases in revenues and an 8% decrease in consolidated general and administrative (G&A) expenses, as the Company continued to increase productivity and control expenses in relation to revenues, offset in part by higher claims cost in the medical lines segment. The increase in 1995 net income as compared to 1994 reflected improvements resulting from increased marketing efforts and the effect of the Company's cost control programs. Pre-tax income for 1995 was reduced by $695,000 in connection with the March 1995 resignation of the Company's former Chief Executive Officer.

In 1994, several events affected the Company's results. In April 1994, the Company became the target of an unsolicited takeover proposal and was involved in a proxy contest. The expenses of responding to the issues raised by these events reduced the Company's 1994 pre-tax income by $2,029,000. The Company also posted a restructuring charge during the second quarter of 1994 arising from the closings of branch marketing offices and reductions in personnel, which decreased pre-tax income for the year by $654,000. No similar events transpired during 1996 or 1995. Pre-tax income for 1994 was also reduced by $2,100,000 due to claims incurred as a result of the Northridge, California earthquake in January 1994. In 1996 and 1995, the Company did not incur significant claims from natural disasters.

Income taxes as a percentage of pre-tax income fluctuate depending on the proportion of tax exempt investment income to total pre-tax income and the proportion of total income subject to state income taxes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS SEGMENTS

The following tables present pre-tax operating information by business segment and holding company operations (including realized gains) for the years ended December 31, 1996, 1995 and 1994.

MEDICAL LINES

Year ended December 31,                          1996      Change     1995      Change     1994
--------------------------------------------------------------------------------------------------
[Dollars in thousands]
Gross premiums written                         $ 84,179        3%    $ 81,546       12%    $72,517
Net premiums written                             84,179        3%      81,546       12%     72,517
                                               ---------------------------------------------------
REVENUES:
               Premiums earned                   84,179        3%      81,546       12%     72,517
               Commissions and fees              26,722        3%      25,994       10%     23,583
               Net investment income              3,312        1%       3,269       44%      2,273
                                               ---------------------------------------------------
Total revenues                                  114,213        3%     110,809       13%     98,373
                                               ---------------------------------------------------
EXPENSES:
               Losses and loss adjustment        58,095        6%      54,563       13%     48,356
               Policy acquisition                28,526        5%      27,069       14%     23,647
               General and administrative        10,111      (16%)     12,025      (13%)    13,772
                                               ---------------------------------------------------
Total expenses                                   96,732        3%      93,657        9%     85,775
                                               ---------------------------------------------------
Income before income taxes                     $ 17,481        2%    $ 17,152       36%    $12,598
                                               ===================================================

Throughout 1996, the Company has maintained its long-term focus on adherence to underwriting standards balanced against continued competitive pressures in the medical lines segment. Medical lines production increased by 3% in 1996 over 1995 and 12% in 1995 over 1994, which generated the increases in premiums earned and substantially all of the commission and fee revenues. The increase in medical lines production during such periods was primarily due to controlled growth of the provider excess line in 1996, a substantial increase in new medical stop-loss business in 1995 and strong retention of in-force accounts combined with modest rate increases during the periods presented.

Loss and loss adjustment expenses in 1996 as compared to 1995 reflect changes in the cost of healthcare which were not fully offset by corresponding increases in premium rates, as well as the effect of higher formula reserves incurred in 1996 in connection with greater volume in the provider excess line.

Policy acquisition expenses vary due to the mix of business and market conditions. Increases in such expenses between periods presented are a result of the growth of the provider excess business and higher production levels during the periods presented.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The segment information presented in the table above includes losses before income tax of $1,156,000 and $1,137,000 for the years ended December 31, 1995 and 1994, respectively, from the Company's medical bill review operations which were closed effective May 31, 1995.

PROPERTY/CASUALTY

Year ended December 31,                         1996      Change     1995     Change      1994
------------------------------------------------------------------------------------------------
[Dollars in thousands]
Gross premiums written                         $65,850       29%    $50,915       42%   $35,760
Net premiums written                            43,799       24%     35,350       48%    23,865
                                               -------------------------------------------------
REVENUES:
  Premiums earned                               39,945       19%     33,425       61%    20,752
  Net investment income                          6,777       15%      5,872       60%     3,677
                                               -------------------------------------------------
Total revenues                                  46,722       19%     39,297       61%    24,429
                                               -------------------------------------------------
EXPENSES:
  Losses and loss adjustment                    30,078       30%     23,180       45%    16,010
  Policy acquisition                             8,653       (3%)     8,895       16%     7,694
  General and administrative                     3,988       21%      3,304       32%     2,499
                                               -------------------------------------------------
Total expenses                                  42,719       21%     35,379       35%    26,203
                                               -------------------------------------------------
Income (loss) before
  income taxes                                 $ 4,003        2%    $ 3,918        -    $(1,774)
                                               =================================================

USF RE entered the property/casualty reinsurance market in 1987, and continues to be in a growth mode. Statutory policyholders' surplus has increased from $30,555,000 at December 31,1986 to $109,880,000 at December 31, 1996. In
December 1996, A.M. Best Company upgraded its rating of USFRE and USFIC to "A" (Excellent). Although market conditions remain highly competitive, the combination of increasing surplus levels, strict underwriting standards and "A" (Excellent) rating from A.M. Best Company provides a strong position for USF RE to continue property/casualty growth.

Changes in the relationship between gross and net premiums written were due to changes in the Company's ceded reinsurance programs. Some retrocession (reinsurance) agreements mitigate an insurance company's exposure to losses and, therefore, allow increases in the limits which can be offered on each account. Other retrocession agreements protect against catastrophic losses. Management believes its retrocessional coverage is adequate to protect the Company from excessive catastrophic losses. The strength of these programs was evident in 1996, which represented the fourth largest insured catastrophe year since such records have been kept. During 1996, the Company did not incur any significant losses due to natural disasters.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company evaluates the financial condition of potential retrocessionaires to determine whether to cede coverage to such companies. Retrocession agreements are placed with unaffiliated companies which management believes to be financially secure and experienced in this type of business. Reinsurance recoverables are monitored continually, and any retrocessionaire not qualified in USF RE's or USFIC's states of domicile is required to post security in the amount of its estimated liability.

Fluctuations in losses and loss adjustment expenses and policy acquisition expenses generally result from growth in premiums and changes in the mix of business. Increases in losses and loss adjustment expenses in 1996 as compared to 1995 reflect the Company's continued growth in casualty lines which are generally reserved at a higher formula loss ratio than property lines, offset in part by the 1995 withdrawal from the plate glass business, which generally carried a lower loss ratio and higher acquisition expenses. The plate glass business accounted for 3% and 5% of premiums earned in 1995 and 1994, respectively. Shifts in policy acquisition expenses between periods presented result from changes in the mix of business and modification of retrocessional arrangements, in addition to the aforementioned withdrawal from the plate glass insurance business. Also, the property/casualty segment incurred higher losses in 1994 principally due to claims resulting from the Northridge, California earthquake.

HOLDING COMPANY


Year ended December 31,                               1996     Change      1995      Change       1994
-------------------------------------------------------------------------------------------------------
[Dollars in thousands]
REVENUES:
  Investment income                                 $    58      18 %    $     49      --          --
  Realized gains                                      2,126     108 %       1,022      --            9
                                                    ---------------------------------------------------
Total revenues                                        2,184     104 %       1,071      --            9
                                                    ---------------------------------------------------
EXPENSES:
  General and administrative                            896     (13)%       1,028       45 %       710
  Expenses related to unsolicited
  takeover proposal                                      --      --          --        --        2,029
  Restructuring                                          --      --          --        --          654
  Other                                                  --      --           695      --          --
  Interest                                            2,610      15 %       2,259      --           58
                                                    ---------------------------------------------------
Total expenses                                        3,506     (12)%       3,982       15 %     3,451
                                                    ---------------------------------------------------
Loss before income taxes                            $(1,322)    (55)%     $(2,911)     (16)%   $(3,442)
                                                    ===================================================

Interest expense increased in 1996 as a result of a $25,000,000 bank loan funded in December 1994, which increased to $35,000,000 in November, 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ACCOUNTING POLICIES

See Footnote 1 to the Company's Consolidated Financial Statements appearing elsewhere in this Annual Report for information regarding significant accounting policies.

INFLATION

The healthcare marketplace has long been subject to the effects of the increases in costs of services. Such inflation in the costs of healthcare tends to generate increases in premiums for medical lines coverage, resulting not only in greater revenues but also higher claim payments.

Inflation can negatively impact insurance and reinsurance operations by causing higher claims settlements than may have originally been estimated, while not necessarily allowing an immediate increase in premiums to a level necessary to maintain profit margins. Historically, the Company has not provided explicitly for inflation, but trends are considered when setting underwriting terms and claim reserves. Such reserves are subjected to a continual internal and external review process to assess their adequacy and are adjusted as deemed appropriate. Overall economic trends also affect interest rates, which in turn affect investment income and the market value of the Company's investment portfolio.

LIQUIDITY AND CAPITAL RESOURCES

The Company utilizes cash from operations and maturing investments to meet its insurance obligations to policyholders and claimants, as well as to meet operating costs. Primary sources of cash from operations include premium collections, commissions and fees and investment income. The principal uses of cash from operations are for premium payments to insurance companies, payments of claims under USF RE's and USFIC's reinsurance and insurance contracts, and operating expenses such as salaries, commissions, taxes and general overhead. The Company secured a $25,000,000 bank loan in December 1994 which was increased to $35,000,000 in November 1995. Of this amount, the Company contributed $30,500,000 to the surplus of its insurance group to support additional growth. The Credit Agreement with the Company's lender contains certain covenants, restrictions and dividend payment limitations with which the Company was in compliance at December 31, 1996. See Footnote 5 to the Company's Consolidated Financial Statements appearing elsewhere in this Annual Report.

The Company anticipates that it will continue to generate sufficient cash flow from operations to cover its short-term (1-18 months) and long-term (18 months to 3 years) liquidity needs. While the Company currently has no

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


immediate plans for significant capital outlays, from time to time it contemplates acquisition opportunities that complement its business operations.

The Company currently invests primarily in the highest grades of bonds, equities, certificates of deposit and short-term instruments. At yearend 1996, 99% of the fixed income securities were rated A or better. All such securities are carried at quoted market values at the latest balance sheet date. The Company does not invest in real estate, derivatives or high yield bonds.

USF RE is restricted in the annual amount of dividends which it may pay to the Company without receiving prior approval from the Massachusetts and California Commissioners of Insurance. For 1997 the amount which may be paid without approval is $10,988,000. Since its acquisition by the Company in 1983, USF RE has not paid any dividends.

Application of the National Association of Insurance Commissioners risk-based capital (RBC) requirements for property and casualty insurance entities to USF RE's and USFIC's statutory financial information indicates that presently they substantially exceed the capital level required under the RBC requirements.

LEGISLATIVE AND REGULATORY DEVELOPMENTS

As noted in prior filings with the Securities and Exchange Commission by the Company, various federal and state healthcare legislative and regulatory proposals which could impact the financing and delivery of healthcare have been considered. The 104th Congress enacted certain of those proposals. Certain of these enactments cover self-insured benefit plans. Management cannot predict at this time what impact, if any, these enactments would have on the Company's medical lines business. However, based on its review of the latest information management has received, management believes that these enactments will not have an adverse impact on the Company's business.

Some of the statements included within Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related Notes may be considered to be forward looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995), which are subject to certain risks and uncertainties. Among those factors which could cause the actual results to differ materially from those suggested by such statements are: catastrophe losses in the Company's insurance lines or a material aggregation of losses; changes in federal or state law affecting an employer's ability to self-insure; availability of adequate retrocessional insurance coverage at appropriate prices; a downturn in the general

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

economy; the effects of competitive market pressures within the stop-loss or property/casualty marketplaces; the effect of changes required by generally accepted accounting practices or statutory accounting practices; and other risks which are described from time to time in the Company's filings with the Securities and Exchange Commission.

FINANCIAL STATEMENTS

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

The Audit Committee of the Board of Directors, comprised solely of non-employee, independent directors meets regularly with management and the independent auditors to review the work and procedures of each. The independent auditors have free access to the Audit Committee, without management being present, to discuss the results of their work and their opinions on the adequacy of the Company's accounting controls and the quality of the Company's financial reporting. The Board of Directors, upon the recommendation of the Audit Committee, appoints the independent auditors, subject to annual stockholder approval.


/s/ DAVID L. CARGILE                           /s/ MARK BURKE
David L. Cargile                               Mark Burke
Chairman of the Board, President               Senior Vice President, Treasurer
and Chief Executive Officer                    and Chief Financial Officer


CONSOLIDATED INCOME STATEMENTS


Year ended December 31,                           1996        1995        1994
-------------------------------------------------------------------------------
[Dollars in thousands, except per share data]
REVENUES:
    Premiums earned                            $124,124     $114,971   $ 93,269
    Commissions and fees                         26,722       25,994     23,583
    Net investment income                        10,147        9,190      5,950
    Realized investment gains                     2,126        1,022          9
                                               --------------------------------
       Total revenues                           163,119      151,177    122,811
                                               --------------------------------

OPERATING EXPENSES:
    Losses and loss adjustment
     expenses incurred                           88,173       77,743     64,366
    Policy acquisition expenses                  37,179       35,964     31,341
    General and administrative expenses          14,995       16,357     16,981
    Other expense                                    --          695         --
    Interest expense                              2,610        2,259         58
                                               --------------------------------
                                                142,957      133,018    112,746

    Unusual charges:
      Expenses related to unsolicited
       takeover proposal                            --            --      2,029
      Restructuring expenses                        --            --        654
                                               --------------------------------
      Total operating expenses                  142,957      133,018    115,429
                                               --------------------------------

INCOME BEFORE INCOME TAXES                       20,162       18,159      7,382

      Income tax expense                          5,142        4,305      1,144
                                               --------------------------------
NET INCOME                                     $ 15,020     $ 13,854   $  6,238
                                               ================================

NET INCOME PER COMMON AND COMMON
 EQUIVALENT SHARE                              $   2.51     $   2.42   $   1.04
                                               ================================


See accompanying notes to consolidated financial statements

CONSOLIDATED BALANCE SHEETS


December 31,                                                 1996        1995
--------------------------------------------------------------------------------
[Dollars in thousands]
ASSETS
Investments:
 Bonds, available for sale, at market (amortized cost
  $150,674 in 1996 and $127,577 in 1995)                   $155,480    $136,746
 Equity securities at market
  (cost $16,296 in 1996 and $14,935 in 1995)                 20,370      16,691
 Short-term and other investments, at cost
  which approximates market                                  18,502      16,821
                                                           --------------------
   Total investments                                        194,352     170,258
Cash and invested cash                                       11,132       8,165
Restricted cash and short-term investments                   23,771      24,036
Accrued investment income                                     2,653       2,414
Receivables:
 Reinsurance losses and reserves                             23,975      18,597
 Premiums                                                    16,841      14,065
Prepaid reinsurance premiums                                  6,495       5,117
Deferred policy acquisition costs                             3,644       2,830
Other assets                                                  5,880       4,390
                                                           --------------------
  Total assets                                             $288,743    $249,872
                                                           ====================
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
 Insurance liabilities:
  Amounts due insurance companies                          $ 27,148    $ 25,712
  Losses and loss adjustment expenses                        94,669      78,894
  Unearned premiums                                          22,936      17,705
 Note payable                                                35,000      35,000
 Accounts payable and accrued expenses                        6,626       4,500
                                                           --------------------
   Total liabilities                                        186,379     161,811
                                                           --------------------
STOCKHOLDERS' EQUITY:
 Common stock, $.01 par value; 20,000,000 shares
  authorized; 6,153,000 shares issued in 1996
  and 6,074,000 issued in 1995, including 193,000
  and 296,000 shares held in treasury in 1996 and
  1995, respectively.                                            61          61
 Paid in capital                                             45,503      44,489
 Net unrealized investment gain                               5,860       7,211
 Retained earnings                                           52,883      39,273
                                                           --------------------
                                                            104,307      91,034
  Less treasury stock, at cost                               (1,943)     (2,973)
                                                           --------------------
   Total stockholders' equity                               102,364      88,061
                                                           --------------------
 Commitments and contingencies
   Total liabilities and stockholders' equity              $288,743    $249,872
                                                           ====================

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                            Net
                                                     Unrealized
                                                     Investment                                    Total
                               Common     Paid in          Gain     Retained     Treasury   Stockholders'
                                Stock     Capital        (Loss)     Earnings        Stock         Equity
--------------------------------------------------------------------------------------------------------
[Dollars in thousands]
Balance at January 1, 1994      $  59    $ 43,156       $   443    $ 20,306       $ (631)       $ 63,333
Effect of adoption of SFAS
 No. 115, January 1, 1994          --        --           3,338        --            --            3,338
Net income                         --        --             --        6,238          --            6,238
Exercise of stock options
 (171,000 shares)                  --       1,105           --         --            483           1,588
Unrealized investment
 loss, net                         --        --          (6,913)       --            --           (6,918)
Purchase of 498,000 shares
 of common stock                   --        --             --         --         (5,000)         (5,000)
                                ------------------------------------------------------------------------

Balance at December 31, 1994       59      44,261        (2,637)     26,544       (5,148)         63,079
Net income                         --        --             --       13,854          --           13,854
Exercise of stock options
 (280,700 shares)                   2         228           --         --          2,175           2,405
Dividends paid (.20 per share)     --        --             --       (1,125)         --           (1.125)
Unrealized investment gain, net    --        --           9,848        --            --            9,848
                                ------------------------------------------------------------------------
Balance at December 31, 1995       61      44,489         7,211      89,273       (2,973)         88,061
Net income                         --        --             --       15,020          --           15,020
Exercise of stock options
 (185,500)                         --       1,014           --         --          1,030           2,044
Dividends paid
 (.24 per share)                   --        --             --       (1,410)         --           (1,410)
Unrealized investment loss, net    --        --          (1,351)       --            --           (1,351)
                                ------------------------------------------------------------------------
Balance at December 31, 1996     $ 61     $45,503        $5,860     $52,883      $(1,943)       $102,364
                                ========================================================================

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS


Year ended December 31,                       1996           1995         1994
--------------------------------------------------------------------------------
[Dollars in thousands]
Cash Flows From Operating Activities:
Net income                                $ 15,020       $ 13,854     $  6,288
Adjustments to reconcile net income to
net cash provided by operating activities:
  Amortization of deferred policy
  acquisition costs                         37,179         34,281       30,032
  Deferred policy acquisition costs        (37,993)       (34,064)     (30,612)
  Realized investment gains                 (2,126)        (1,022)          (9)
  Increase in premiums receivable           (2,776)        (4,631)      (1,351)
  Increase in reinsurance receivables       (5,378)        (4,296)      (6,283)
  Increase in losses and loss adjustment
  expenses                                  15,775          9,247       10,877
  Increase in unearned premiums              5,231          3,092        4,322
  Other, net                                 2,095           (990)       2,949
  Depreciation and amortization                502            445          464
  Net transfers to restricted cash and
  short-term investments                       265         (2,696)        (158)
                                          ------------------------------------
Net cash provided by operating activities   27,794         13,220       16,469
                                          ------------------------------------
Cash Flows From Investing Activities:
  Purchases of bonds                       (46,453)      (102,339)     (30,129)
  Purchases of equity securities            (6,544)       (12,790)      (7,061)
  Proceeds from sales and maturities
  of investment securities                  31,455         86,587       22,673
  Net sales (purchases) of short-term
  investments                               (1,681)         7,886      (21,586)
  Purchases of property and equipment       (2,288)          (181)        (303)
                                          ------------------------------------
  Net cash used in investing activities    (25,461)       (20,837)     (36,406)
                                          ------------------------------------
Cash Flows From Financing Activities:
  Proceeds from note payable                   --          10,000       25,000
  Purchase of treasury stock                   --            --         (5,000)
  Dividends paid                            (1,410)        (1,125)         --
  Proceeds from issuance of common stock     2,044          2,405        1,588
                                          ------------------------------------
Net cash provided by financing activities      634         11,280       21,588
                                          ------------------------------------
Net increase in cash and invested cash:      2,967          3,663        1,651
Cash and invested cash at beginning of       8,165          4,502        2,851
  year                                    ------------------------------------
Cash and invested cash at end of year     $ 11,132       $  8,165     $  4,502
                                          ====================================
Supplemental Disclosures of Cash Flow
Information:
  Cash paid during the year for:
  Interest                                $  2,498       $  2,187     $    19
  Income taxes                               4,771          5,217       1,350
                                          ===================================

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Summary of Significant Accounting Policies

[A] ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of US Facilities Corporation, a Delaware corporation (Company), and its wholly owned subsidiaries. The Company's USBenefits Insurance Services, Inc. subsidiary is the managing general underwriter and marketing organization for medical lines coverages issued by The Continental Insurance Company (Continental), one of the CNA Insurance Companies. The Company's USF RE INSURANCE COMPANY and USF Insurance Company subsidiaries write property/casualty reinsurance and insurance. All significant intercompany balances and transactions have been eliminated in consolidation.

[B] RECOGNITION OF REVENUE

Management fees and brokerage commissions are primarily recognized as of the effective date of the underlying insurance coverage. Insurance and reinsurance premiums are generally recognized as revenues over the terms of the related policies on a pro-rata basis, and are reported net of ceded earned premiums. Substantially all commissions and fees and approximately 67%, 71% and 79% of premiums earned for 1996, 1995 and 1994 respectively, result from contracts between subsidiaries of the Company and Continental. Such contracts may be terminated as of any year-end.

[C] INVESTMENTS

Securities are purchased to support the investment strategies of the Company, which are based on many factors including, but not limited to, total rate of return, maturity, credit risk, tax considerations, regulatory requirements and market economics. The Company has the ability to hold all bonds to maturity. However, securities in the portfolio may be sold from time to time based upon the Company's investment strategies and market opportunities. Bonds and equity securities are held as "available for sale" and carried at market value as of the balance sheet date. Market values are principally obtained from a national quotation service. Declines in the market value of any security below cost, which are deemed other than temporary, will be charged to earnings. Unrealized gains and losses net of income taxes are reported as a separate component of stockholders' equity. Market values of bonds are primarily a function of current interest rates, and vary from period to period. Realized gains or losses on sales of investments are computed on a specific identification basis.

[D] SHORT-TERM AND OTHER INVESTMENTS, CASH AND INVESTED CASH

Short-term and other investments are principally money market mutual funds. Cash and invested cash consists of bank deposits and money market mutual funds.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Premiums collected but not yet remitted to insurance companies are restricted by law as to use. Such amounts are reported as restricted cash and short-term investments, which at December 31, 1996 and 1995 consisted primarily of money market mutual funds, tax-free auction rate preferred stocks which are redeemable at par value every 7 - 270 days, and U.S. Government obligations.

[E] POLICY ACQUISITION COSTS

The insurers' costs of acquiring new business are deferred to the extent estimated to be recoverable from future income, including investment income, and amortized to operations ratably over the terms of the related policies. Acquisition costs include commissions, premium taxes and certain underwriting expenses related to production of insurance and reinsurance business.

[F] LOSSES AND LOSS ADJUSTMENT EXPENSES

The liability for losses is determined on the basis of claim adjusters' and ceding reinsurers' reports and other estimates, including those for incurred but not reported losses. The liability for loss adjustment expenses (LAE) is established by estimating future expenses to be incurred in the settlement of claims provided for in the liability for losses. Both estimates are dependent upon future events, the outcomes of which can be affected by economic, legal, political and social factors. The Company does not discount estimated future expenses to their present values.

Management believes that the liability for losses and loss adjustment expenses at December 31, 1996 is adequate to cover the ultimate liability; however, such estimates may be more or less than the amount ultimately paid when the claims are settled.

[G] REINSURANCE

Reinsurance receivables (including amounts related to claims incurred, both reported and not reported) and prepaid reinsurance premiums are reported as assets. In the normal course of business, the Company seeks to reduce losses that may arise from events which may cause unfavorable underwriting results by reinsuring certain levels of risk with other insurance companies. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. However, such estimates may be more or less than the amount ultimately collected when claims are settled.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[H] DEPRECIATION AND AMORTIZATION

Depreciation and amortization are provided on the straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of the lease terms or useful lives of the improvements. Intangibles are amortized over their estimated useful lives of predominantly forty years.

[I] INCOME TAXES

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

[J] INCOME PER COMMON SHARE

The computation of per share data is based upon 5,975,000, 5,728,000 and 6,006,000 weighted average shares outstanding during the years ended December 31, 1996, 1995 and 1994, respectively. Common stock equivalents, consisting of outstanding stock options, have been included in the computation of primary income per share, which approximated fully diluted income per share.

[K] STOCK-BASED COMPENSATION

Effective December 31, 1996, the Company adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Management has elected to continue use of the accounting methods prescribed by Accounting Principles Board Opinion No. 25 and expand its disclosure of stock-based compensation as permitted by SFAS No. 123. Accordingly, no related compensation cost has been recognized.

[L] CERTAIN RECLASSIFICATIONS

Certain reclassifications have been made to the accompanying 1995 and 1994 financial statements to conform to the 1996 presentation.

[M] FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has disclosed the fair value of financial instruments and the methods and assumptions used to establish fair value, as required by SFAS No. 107, "Disclosures about the Fair Value of Financial Instruments" which was adopted for the year ending December 31, 1995.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[N] MANAGEMENT'S ESTIMATES

The preparation of financial statements, in conformity with generally accepted
accounting principles, requires management to make certain    estimates and
assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 - Investments
Bonds valued at approximately $10,545,000 were on deposit with various governmental authorities at December 31, 1996.

The amortized cost and estimated market values of bonds (in thousands of dollars) at December 31, 1996 and 1995 are as follows:

                                                      Gross       Gross
                                     Amortized   Unrealized  Unrealized   Market
December 31, 1996                         Cost        Gains      Losses    Value
--------------------------------------------------------------------------------
U.S. Treasury securities and
obligations of U.S. Government
corporations and agencies             $ 13,265       $  236     $ 80    $ 13,421
Foreign bonds                              529           25       --         554
Obligations of states and
political subdivisions                  89,996        3,508      239      93,265
Corporate bonds                         46,884        1,737      381      48,240
                                      ------------------------------------------
Total                                 $150,674       $5,506     $700    $155,480
                                      ==========================================

                                                      Gross       Gross
                                     Amortized   Unrealized  Unrealized     Market
December 31, 1995                         Cost        Gains      Losses      Value
----------------------------------------------------------------------------------
U.S. Treasury securities and
obligations of U.S. Government
corporations and agencies             $ 11,071       $  722   $   --      $ 11,793
Foreign bonds                              557           65       --           622
Obligations of states and
political subdivisions                  69,967        4,587      117        74,437
Corporate bonds                         45,982        3,963       51        49,894
                                      --------------------------------------------
Total                                 $127,577       $9,337   $  168      $136,746
                                      ============================================

The amortized cost and estimated market value of bonds at December 31, 1996, by contractual maturity, are shown below (in thousands of dollars). Expected maturities will differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Maturity Dates                               Amortized Cost   Market Value
--------------------------------------------------------------------------
1997                                               $    528       $    538
1998-2001                                            26,886         27,728
2002-2006                                            74,457         76,626
2007-Thereafter                                      48,803         50,588
                                             -----------------------------
               Total                               $150,674       $155,480
                                             =============================


Information regarding bond sales (in thousands of dollars) follows:

Year ended December 31,                                                          Proceeds from sales   Gross Gains    Gross Losses
----------------------------------------------------------------------------------------------------------------------------------
1996                                                                                        $ 24,656       $    809         $   80
1995                                                                                          77,373          1,677            522
1994                                                                                          17,136            385            355
                                                                                            ======================================
Information regarding equity dispositions (in thousands of dollars) follows:

Year ended December 31,                                                           Proceeds from sales   Gross Gains    Gross Losses
-----------------------------------------------------------------------------------------------------------------------------------
1996                                                                                        $  6,799       $  1,757         $  120
1995                                                                                           9,214            211            344
1994                                                                                           2,853             68             54
                                                                                            ======================================


Information regarding gross unrealized gains and losses on equity securities (in thousands of dollars) follows:
                                                                                                  Gross          Gross
                                                                                             Unrealized     Unrealized
Year ended December 31,                                                                           Gains         Losses
----------------------------------------------------------------------------------------------------------------------
1996                                                                                           $  4,766       $    692
1995                                                                                              2,243            487
1994                                                                                                375          1,212
                                                                                               =======================

Net investment income (in thousands of dollars) consists of the following:

Year ended December 31,                                                    1996           1995           1994
-------------------------------------------------------------------------------------------------------------
Interest on bonds                                                      $  8,618       $  8,134         $5,347
Short-term investment interest                                            2,349          1,569            803
Dividends on equity securities                                              346            496            604
                                                                       --------------------------------------
                                                                         11,313         10,199          6,754
Less: Investment expenses                                                 1,166          1,009            804
                                                                       --------------------------------------
               Net investment income                                   $ 10,147       $  9,190         $5,950
                                                                       ======================================

Note 3 - Reinsurance

The property and casualty insurance companies cede a portion of their business to other insurance companies under multiple reinsurance agreements. Reinsurance contracts do not relieve the Company from its

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

obligations to policyholders. A contingent liability exists for the amount of all reinsurance deductions necessary in the event that any of the reinsuring companies are unable to pay their portion of any losses; consequently, allowances are established for amounts deemed uncollectible. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from a reinsurer's insolvency. At December 31, 1996, reinsurance recoverables and prepaid premiums of $18,166,000 were unsecured. The Company holds letters of credit totaling $9,831,000 under certain reinsurance agreements that can be drawn on for amounts that remain unpaid for more than 120 days.

The effect of reinsurance on premiums written and earned and the effect of ceding arrangements (in thousands of dollars) follows:

Year ended December 31,       1996                    1995                    1994
-------------------------------------------------------------------------------------------

                      Premiums    Premiums    Premiums    Premiums    Premiums    Premiums
                      Written     Earned      Written     Earned      Written     Earned
                      ---------------------------------------------------------------------
Direct                 $ 10,122    $ 10,279    $ 11,260    $ 12,218    $ 12,004    $  9,386
Reinsurance
  assumed               140,102     134,714     121,201     117,151      96,275      94,573
Reinsurance
  ceded                 (22,246)    (20,869)    (15,565)    (14,398)    (11,897)    (10,690)
                      ---------------------------------------------------------------------
Net                    $127,978    $124,124    $116,896    $114,971    $ 96,382    $ 93,269
                      =====================================================================
Losses and loss adjustment
  expenses ceded                   $ 12,844                $  8,327                $ 10,141
                                   ========================================================
Liabilities for losses
  and loss adjustment
  expenses ceded                   $ 22,265                $ 16,426                $ 13,343
                                   ========================================================
Commissions ceded                  $  4,144                $  2,441                $  1,723
                                   ========================================================

Note 4 - Reserve for Losses and Loss Adjustment Expenses

The table below summarizes the activity for losses and loss adjustment expenses
(LAE), net of reinsurance recoverable (in thousands of dollars), for each year ended December 31, 1996, 1995 and 1994, respectively. Reserves are established for losses that have occurred as of each balance sheet date, whether or not reported to the Company. Insurance and reinsurance companies establish reserves for losses incurred, but not yet paid, in order to match such losses with the related premiums earned. The process of establishing loss reserves is subject to uncertainties that are a normal, recurring aspect of the insurance business which requires the use of informed judgments and estimates. Estimating loss reserves is a process where many factors can ultimately affect the final settlement of a claim and, therefore, the ultimate

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reserve that is needed. In addition, time can be a critical part of reserving determinations, since the longer the span between the incidence of a loss and the payment or settlement of the claim, the more variable the ultimate settlement amounts may be. In 1996, changes in the payment patterns experienced within the Company's medical lines segment produced adjustments to factors applied to actuarial models resulting in increases in estimated losses and LAE for claims occurring in prior years. Loss and loss adjustment expense reserve development is reviewed on a regular basis, incorporating analyses of current trends, market changes in the Company's business segments and historical experience to analyze the Company's actuarial assumptions. As additional experience and other data become available, the Company's actuarial estimates may be revised and impact earnings.

Year ended December 31,                           1996         1995        1994
---------------------------------------------------------------------------------
Balance at beginning of period                   $78,894     $69,647     $58,770
  Less reinsurance recoverables                   16,474      13,343       7,412
                                                ---------------------------------
Reserve for losses and LAE at
  beginning of period, net                        62,420      56,304      51,358

Incurred losses and LAE:

  Provision for losses and LAE for claims
    occurring in the current year                 83,485      74,935      61,941

  Increase in estimated losses and LAE for
    claims occurring in prior years                4,688       2,808       2,425

Loss and LAE payments for claims
  occurring during:
  The current year                               (43,287)    (39,511)    (33,345)
  Prior years                                    (34,902)    (32,116)    (26,075)
                                                 --------------------------------
Reserve for losses and LAE at
  end of period, net                              72,404      62,420      56,304
  Plus reinsurance recoverables                   22,265      16,474      13,343
                                                 --------------------------------
Balance at end of period                         $94,669     $78,894     $69,647
                                                 ================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Note Payable

On December 20, 1994 the Company entered into a $35,000,000 reducing, revolving, variable interest rate bank Credit Agreement. Amounts bear interest at LIBOR plus a margin, currently 1%. At December 31, 1996, $35,000,000 was outstanding. Under its terms, the outstanding balance is to be reduced quarterly beginning March 31, 1997, with aggregate annual reductions (in thousands of dollars) as follows:

Year       Commitment Reductions
----------------------------------
1997                     $ 2,500
1998                       5,300
1999                       6,800
2000                       6,800
2001                       6,800
2002                       6,800
                         -------
Total                    $35,000
                         -------

Interest on amounts outstanding at December 31, 1996 is paid at an effective rate of 6.59% through March 24, 1997.

The Credit Agreement also contains restrictive covenants which include restrictions on other debt, mergers, acquisitions and investment portfolio quality. Additionally, the credit agreement requires the Company to maintain certain levels of financial ratios, statutory surplus and pretax statutory net income, minimum consolidated tangible net worth, risk based capital ratio and A.M. Best Company rating. The credit agreement is secured by a pledge of all the capital stock of USF RE INSURANCE COMPANY. At December 31, 1996 the Company was in compliance with all covenants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Income Taxes
Income tax expense (benefit) (in thousands of dollars) consists of:

Year ended December 31, 1996:      Federal    State    Total
-------------------------------------------------------------
Current                            $5,849     $ 452    $6,301
Deferred                           (1,154)       (5)   (1,159)
                                   --------------------------
  Total                            $4,695     $ 447    $5,142
                                   ==========================

Year ended December 31, 1995:      Federal    State    Total
-------------------------------------------------------------
Current                            $3,818       312    $4,130
Deferred                              121        54       175
                                   --------------------------
  Total                            $3,939     $ 366    $4,305
                                   ==========================

Year ended December 31, 1994:      Federal    State    Total
-------------------------------------------------------------
Current                            $  884        --    $  884
Deferred                              289       (29)      260
                                   --------------------------
  Total                            $1,173     $ (29)   $1,144
                                   ==========================

Actual tax expense differs from "expected" tax expense computed by applying the federal statutory rate to income before taxes (in thousands of dollars) as follows:

Year ended December 31,              1996     1995      1994
-------------------------------------------------------------
"Expected" federal tax expense     $ 7,057   $ 6,174   $ 2,510
Tax exempt interest - net           (1,393)   (1,621)   (1,615)
Change in valuation allowance         (576)     (115)     (146)
Other                                   54      (133)      395
                                   ---------------------------
Actual income tax expense          $ 5,142   $ 4,305   $ 1,144
                                   ===========================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below (in thousands of dollars):

December 31,                                    1996       1995
---------------------------------------------------------------------------
Deferred tax assets:
  Loss and loss adjustment expense reserves    $ 3,708    $ 3,111
  Unearned premiums                              1,151        861
  Net operating loss carryforwards                 444        462
  Other                                            292        207
                                               ------------------
    Total deferred tax assets                    5,595      4,641
    Less valuation allowance                      (444)    (1,020)
                                               ------------------
    Net deferred tax assets                      5,151      3,621
                                               ------------------

Deferred tax liabilities:
  Intangibles                                     (569)      (560)
  Depreciation                                    (104)      (145)
  Policy acquisition costs                      (1,276)      (968)
  Net unrealized gain                           (3,020)    (3,672)
  Other                                            (33)        --
                                               -------------------
    Total deferred tax liabilities              (5,002)    (5,345)
                                               -------------------
Total deferred income taxes                    $   149    $(1,724)
                                               ===================

Based on the Company's current and historical earnings, management believes it is more likely than not that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. However, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years. Valuation allowances established for uncertainties associated with the utilization of future tax benefits are revised when changes in circumstances indicate that it is more likely than not that the reversal of such temporary differences will be realized. Certain tax planning strategies could be implemented to supplement income from operations to fully realize recorded tax benefits.

Net operating loss carryforwards of $1,268,000 are available to offset future federal taxable income of a subsidiary through 2005.

Note 7 - Stockholders' Equity
The Company is authorized to issue 20,000,000 shares of common stock and 5,000,000 shares of preferred stock.

The Company has a Stockholder Rights Plan which provides that in the event any person becomes the beneficial owner of 10% or more of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

outstanding common stock of the Company, each right (other than rights held by the 10% stockholder) will be exercisable at a predetermined price after the close of business on the tenth business day following such event. Each right entitles the holder thereof to purchase shares of common stock of the Company which have a market value equal to two times the then established exercise price ($70.00 per share at December 31, 1996). The Plan further provides that if, on or after the occurrence of the previously mentioned event, the Company is merged with or into any other corporation, or 50% or more of the Company's assets or earning power are sold, each right (other than rights held by the 10% stockholder) will be exercisable to purchase shares of common stock of the surviving corporation or purchaser which have a market value equal to two times the exercise price. The rights expire on May 24, 2000, and can be redeemed by the Board of Directors at $.001 per right at any time before the first date on which they first become exercisable.

At December 31, 1996 and 1995, USF RE's statutory surplus was $109,880,000 and $100,568,000, respectively. Consolidated statutory net income for USF RE was $8,022,000, $10,343,000, and $6,316,000 for the years ended December 31, 1996,
1995 and 1994, respectively. Statutory amounts are determined on the basis of regulations promulgated by the National Association of Insurance Commissioners, which is a comprehensive basis of accounting other than Generally Accepted Accounting Principles. The more significant of these statutory accounting practices are: (1) premiums are taken into income over the terms of the policies, whereas the related acquisition and commission costs are expensed when incurred; (2) certain assets designated as "nonadmitted assets" are charged to surplus; (3) bonds are carried at amortized costs, irrespective of the Company's investment portfolio activity; (4) adjustments reflecting the equity in earnings of subsidiaries are carried to the surplus account as unrealized capital gains or losses rather than income; (5) deferred federal income tax effects for tax return timing differences are not provided; (6) gains and losses from retrospective reinsurance contracts are recognized immediately through the income statement and (7) a provision is made for unearned premiums and losses recoverable, in excess of funds held, on business reinsured with companies not qualified by license, through a charge to surplus.

USF RE is limited in the amount of dividends it can pay to the Company without approval of the Insurance Commissioners of Massachusetts and California. Such limitation is the greater of net income or 10% of policyholders' surplus of the preceding year. During 1997 USF RE may pay dividends of $10,988,000 to the Company without such prior approval.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Stock Compensation and Employee Benefits

The US Facilities Corporation Employees Savings Plan is a voluntary contributory 401(k) savings plan covering substantially all employees. Under the Company's plan eligible employees may contribute up to 15% of their compensation on a pre-tax basis up to the IRS allowable limit. The Company makes matching contributions to the plan on a pro-rata basis for all participants up to a maximum of 6% of each individual's compensation. For 1996, 1995 and 1994 such matching contributions were $388,000, $395,000 and $321,000, respectively.

The Company has four fixed stock option plans under which options to purchase shares of the Company's common stock have been or may be granted. As of December 31, 1996 options to purchase up to 300,000 and 1,000,000 shares, respectively, have been authorized under the 1988 and 1991 Employee Stock Option Plans. Options to purchase up to 35,000 and 150,000 shares, respectively, have been authorized under the 1988 and 1991 Director Stock Option Plans. Such plans allow the Company to grant incentive stock options (ISO's), nonqualified stock options (NQSO's), stock appreciation rights (SAR's) and restricted shares to key employees and directors at prices not lower than the market value at date of grant. Options generally vest 50% after one year and 50% after two years from the date of grant and have a maximum term of five years. Options are exercisable through periods ending December 2, 1997 to May 28, 2001. No SAR's or restricted share grants were outstanding at December 31, 1996, 1995 or 1994.

At December 31,1995, the Company had 30,000 options outstanding, exercisable at prices ranging from $5.04 to $13.00. These options were sold in 1991 at $1 per share to a corporation controlled by a current officer and director of the Company, and were exercised during 1996. Such options are excluded from the following information.

The Company has adopted the disclosure-only provisions of FAS 123, "Accounting for Stock-based Compensation," but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its fixed stock option plans. Accordingly, no related compensation cost has been recognized. If the Company had elected to recognize compensation cost for its Employee and Director plans based on the fair value at the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

grant dates for awards under those plans, net income and earnings per share would have been reported as the proforma amounts noted below (in thousands of dollars) consistent with the method prescribed by FAS 123:

Year ended December 31,                               1996       1995
-----------------------------------------------------------------------
Net income                           As reported     $15,020    $13,854
                                       Pro forma     $14,762    $13,611

Primary earnings per share,          As reported     $  2.51    $  2.42
  which approximates fully diluted     Pro forma     $  2.47    $  2.38
  earnings per share

The fair value of each option grant subsequent to December 15, 1994 used to compute proforma net income and earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with following weighted average assumptions for 1996 and 1995: dividend yield of 1.4%, expected volatility of 15%, a risk free interest rate of 5%, and an expected holding period of 4 years.

The status of all optioned shares is as follows:

December 31,                               1996                        1995                        1994
-----------------------------------------------------------------------------------------------------------------
                                    Shares        Weighted-    Shares          Weighted-     Shares     Weighted-
                                                   Average                      Average                  Average
                                                  Exercise                     Exercise                 Exercise
                                                     Price                        Price                    Price
                                    -----------------------------------------------------------------------------
Outstanding-
  beginning
  of year                           602,600       $13.55       648,900         $  9.79       828,400    $ 9.36
Granted                              15,000        17.00       255,400           16.00        36,000     10.06
Exercised                          (155,500)       11.73      (280,700)           7.42      (161,000)     6.93
Canceled                             (6,500)       17.69       (21,000)          13.76       (54,500)    11.62
                                    -----------------------------------------------------------------------------
Outstanding-
  end of year                       455,600       $14.04       602,600         $ 13.55       648,900    $ 9.79
                                    =============================================================================
Options
  exercisable
  at year end                       315,400       $13.15       310,700         $ 11.64       547,600    $ 9.32
                                    ==========================================================================
Weighted-
  average fair
  value of
  options
  granted
  during
  the year                                        $ 2.88                       $  3.07
                                                  ====================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about fixed stock options outstanding at December 31,1996:

                            Options Outstanding                     Options Exercisable
-----------------------------------------------------------------------------------------------
                                           Weighted-
                                            Average      Weighted-                     Weighted-
                             Number       Remaining       Average           Number      Average
       Range of      Outstanding at     Contractual      Exercise   Exercisable at     Exercise
Exercise Prices            12/31/96            Life         Price         12/31/96        Price
-----------------------------------------------------------------------------------------------
$9 to $13.50         221,200            2 Years       $11.43       171,200            $10.85
$14 to $20           234,400            3 Years        16.50       144,200             15.74
                     -------                                       -------
Total                455,600                                       315,400
                     =======                                       =======

Note 9 - Segment Information
Certain information about the Company's operations by industry segment is summarized as follows (in thousands of dollars):

Year ended December 31,                   1996        1995        1994
--------------------------------------------------------------------------------
REVENUES:
  Medical lines                        $114,213    $110,809    $ 98,373
  Property/casualty underwriting         46,722      39,297      24,429
  Holding company
    (including realized gains)            2,184       1,071           9
                                       -----------------------------------------
    Total                              $163,119    $151,177    $122,811
                                       -----------------------------------------
INCOME BEFORE INCOME TAXES:
  Medical lines                        $ 17,481    $ 17,152    $ 12,598
  Property/casualty underwriting          4,003       3,918      (1,774)
  Holding company                        (1,322)     (2,911)     (3,442)
                                       -----------------------------------------
    Total                              $ 20,162    $ 18,159    $  7,382
                                       -----------------------------------------
IDENTIFIABLE ASSETS:

  Medical lines                        $ 87,228    $ 75,529    $ 69,160
  Property/casualty underwriting        196,987     170,645     126,297
  Holding company                         4,528       3,698       4,280
                                       -----------------------------------------
    Total                              $288,743    $249,872    $199,737
                                       -----------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Commitments and Contingencies

The Company leases certain facilities and equipment under long-term operating leases which expire at various dates through 2007. Taxes, insurance and maintenance are generally obligations of the Company. Total rent expense, including month-to-month rentals, was $1,273,000 in 1996, $1,951,000 in 1995 and $1,566,000 in 1994.

Future minimum noncancelable lease commitments (in thousands of dollars) are as follows:

Year ending December 31,
------------------------------------
1997                         $ 1,434
1998                           1,303
1999                           1,296
2000                           1,295
2001                           1,216
Thereafter                     6,384
                             -------
                             $12,928
                             =======

US FACILITIES CORPORATION AND SUBSIDIARIES

INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
  AND STOCKHOLDERS
US FACILITIES CORPORATION

We have audited the accompanying consolidated balance sheets of US Facilities Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated income statements, statements of stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of US Facilities Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



 /s/ KPMG PEAT MARWICK LLP

February 4, 1997
Los Angeles, California

QUARTERLY RESULTS OF OPERATIONS

Following is quarterly summary financial information for 1996, 1995 and 1994 (in thousands of dollars, except per share data).

                                  1st       2nd       3rd       4th
                                Quarter   Quarter   Quarter   Quarter
---------------------------------------------------------------------
1996
Revenues                        $38,918   $38,529   $40,525   $45,147
Income before income taxes        4,977     4,781     5,091     5,313
  Net Income                      3,808     3,585     3,709     3,918
                                -------------------------------------
Net income per share            $   .64   $   .60   $   .62   $   .65
                                -------------------------------------

1995
Revenues                        $35,459   $39,932   $36,330   $39,456
Income before income taxes        3,732     5,023     4,606     4,798
  Net Income                      2,922     3,849     3,477     3,606
                                -------------------------------------
Net income per share            $   .52   $   .67   $   .60   $   .61
                                -------------------------------------

1994
Revenues                        $30,469   $32,185   $29,505   $30,652
Income before income taxes          424       697     2,832     3,429
  Net Income                        600       761     2,107     2,770
                                -------------------------------------
Net income per share            $   .10   $   .13   $   .35   $   .46
                                -------------------------------------

Stock Price Information

Following are the quarterly high and low prices from January 1, 1995 through February 28, 1997. The Company believes that as of February 28, 1997 there were approximately 2,000 holders of its common stock.

                    1st Quarter        2nd Quarter        3rd Quarter        4th Quarter
                   High      Low      High      Low     High      Low       High      Low
-------------------------------------------------------------------------------------------
1997 through
February 28       $20 3/8   18 3/4

1996              $21 3/8   16 1/2   $20 1/8   16 3/8   $19 1/2   14 7/8    $19 7/8   17 1/8

1995              $14 1/2    9 3/4   $16 1/4   13 1/8   $20 3/8   16 0/0    $23 3/8   17 1/2

Board of Directors                                              Officers
David L. Cargile [1, 3, 5]                                      David L. Cargile
Chairman, President and Chief Executive Officer,                Chairman of the Board, President and Chief Executive Officer,
US Facilities Corporation                                       US Facilities Corporation

John R. Kooken [1, 2, 3]                                        Howard S. Stinger
Retired; Director Glendale Federal Savings Bank;                Executive Vice President-Corporate Finance and
Director, Pacific Gulf Properties, Inc.; Former Vice            Investor Relations
Chairman and Chief financial Officer, Security
Pacific Corporation                                             Mark Burke
                                                                Senior Vice President, Treasurer and Chief
L. Steven Medgyesy, M.D. [3, 4, 5]                              Financial Officer
Retired; Former Director of Laboratories, Lincoln
West Medical Center                                             John T. Grush
                                                                Senior Vice President
Bernard H. Ross [2, 4, 5]
Executive Vice President, Request, Inc.; Former                 Craig J. Kelbel
Partner and National Director of Healthcare                     Senior Vice President
Services, Touche Ross & Company
                                                                Jose A. Velasco
Charles L Schultz [2, 3, 4]                                     Senior Vice President, Secretary and
Retired; Director, Amwest Insurance Group;                      General Counsel
Former Senior Vice President, Finance and Chief
Financial Officer, Farmers Group. Inc                           Patricia S. Boisseranc
                                                                Vice President
Howard S. Singer [1, 3, 5]
Executive Vice President-Corporate Finance and                  Edward D. Jones, III
Investor Relations, US Facilities Corporation                   Vice President

Kenneth C. Tyler [2, 4, 5]                                      Barbara Fox Stoner
Retired; Attorney at Law; Former Vice Chairman                  Vice President
and General Counsel, Farmers Group, Inc.
                                                                Frank P. Van Buskirk
DIRECTOR EMERITUS:                                               Vice President

John A. Allison
Retired; Former Vice Chairman, Transamercia
Insurance Group

1996 Committee Assignments
1  MEMBER OF EXECUTIVE COMMITTEE
2  MEMBER OF AUDIT COMMITTEE
3  MEMBER OF INVESTMENT COMMITTEE
4  MEMBER 0F COMPENSATION COMMITTEE
5  MEMBER OF NOMINATING COMMITTEE

STOCKHOLDER INFORMATION

ANNUAL MEETING

The 1997 Annual Meeting of Stockholders of US Facilities Corporation will be held on May 14, 1997, at 9:00 a.m. Local Time, at the offices of the Company, 650 Town Center Drive, Suite 1500, Costa Mesa, California 92626.

ADDITIONAL INFORMATION

Stockholder inquiries and request for additional copies of this Annual Report and the Company's 1996 Report on Form 10-K filed with the Securities and Exchange Commission should be directed to: Howard S. Singer, Executive Vice President, US Facilities Corporation, 6200 N. Hiawatha, Suite 400, Chicago, Illinois 60646, (800) 550-3285

BOOK VALUE

$17.18 per share at December 31, 1996.

REGISTRAR AND TRANSFER AGENT

American Stock Transfer & Trust Company, 40 Wall Street, New York,
New York 10005.

INDEPENDENT AUDITORS

KPMG Peat Marwick LLP, 725 South Figueroa Street, Los Angeles, California 90017.

STOCK TRADING INFORMATION

The Company's common stock trades on The New York Stock Exchange under the symbol UF.