Form 10-K, Exhibit 13
period 1997-12-31
CENTRIS GROUP INC
filed 1998-03-27
CIK 798085

                                                                      EXHIBIT 13

SELECTED FINANCIAL DATA
Year ended December 31,                                   1997        1996        1995        1994        1993
(In thousands of dollars, except per share data)

INCOME STATEMENT DATA:
    Premiums earned                                   $159,533    $124,124    $114,971    $ 93,269    $ 83,206
    Commissions and fees                                33,635      26,722      25,994      23,583      21,736
      Investment income including
         realized investment gains                      21,304      12,273      10,212       5,959       7,037
                                                      --------    --------    --------    --------    --------
Total revenues                                        $214,472    $163,119    $151,177    $122,811    $111,979
                                                      ========    ========    ========    ========    ========

Income before
      income taxes                                    $ 21,995    $ 20,162    $ 18,159    $  7,382    $  8,407
Net income                                            $ 15,212    $ 15,020    $ 13,854    $  6,238    $  6,767
Diluted income per share*                             $   1.25    $   1.26    $   1.21    $    .52    $    .57
Cash dividends per share                              $    .12    $    .12    $    .10          --          --

BALANCE SHEET DATA:
Total assets                                          $343,248    $288,743    $249,872    $199,737    $154,723
                                                      --------    --------    --------    --------    --------
Notes payable                                         $ 32,500    $ 35,000    $ 35,000    $ 25,000          --
                                                      --------    --------    --------    --------    --------
Stockholders' equity                                  $117,590    $102,364    $ 88,061    $ 63,079    $ 63,333
                                                      --------    --------    --------    --------    --------

CASH FLOW DATA:
From operating activities                             $ 22,276    $ 27,794    $ 13,220    $ 16,469    $ 12,958
From investing activities                              (19,539)    (25,461)    (20,837)    (36,406)     (9,793)
From financing activities                               (2,747)        634      11,280      21,588      (1,337)

*Share data adjusted to reflect the February 27, 1998 two-for-one stock split

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS OPERATIONS

The Centris Group, Inc. (the "Company") conducts business primarily in two segments:

Medical lines includes medical stop-loss and provider excess coverages underwritten by USBenefits Insurance Services, Inc. ("USBenefits") on behalf of The Continental Insurance Company ("Continental"), one of the CNA Insurance Companies, reinsurance of 50% of this business by USF RE INSURANCE COMPANY ("USF RE") and catastrophic accident and health risks underwritten and managed nationally and internationally by INTERRA Reinsurance Group, Inc. ("INTERRA"). USBenefits is the underwriting manager and marketing organization for medical lines coverages issued on behalf of Continental and for group life insurance coverage issued by an affiliate of Continental. Medical stop-loss coverage is a form of excess insurance that protects employers that self-fund their employee healthcare plans by capping their exposure from the risk of loss. Provider excess coverage limits the financial risks healthcare providers face from medical plans that prepay the providers fixed sums per plan participant (capitated fees) or provide specified rates for services. USBenefits also markets other employee benefits related products. Medical lines products are marketed through a network of unaffiliated third party administrators, insurance agents, brokers and consultants.

Substantially all commissions and fees and approximately 65%, 67% and 71% of premiums earned for 1997, 1996 and 1995, respectively, arise from USBenefits' and USF RE's relationship with Continental and its affiliate.

Property/Casualty reinsurance and insurance underwriting is conducted by USF RE and its wholly-owned subsidiary USF Insurance Company ("USFIC"). These subsidiaries both carry an "A" (Excellent) rating from A.M. Best Company and USF RE is assigned a claims paying ability rating of Aq (Good) by Standard & Poor's. Insurance companies purchase reinsurance in order to control and manage the risks they accept when they issue policies. USF RE assumes facultative and treaty reinsurance from unaffiliated insurance companies, primarily through reinsurance intermediaries. Facultative is reinsurance of one risk at a time, while reinsurance treaties cover a portion of all policies written by another insurer in a particular risk category. USF RE concentrates its casualty writings in commercial auto liability, general liability and products liability lines. It also provides a broad range of coverages for most types of property exposures. USFIC writes surplus lines insurance on commercial property/casualty risks which are marketed through independent excess and surplus lines brokers.

ACQUISITIONS

In January, 1997 USBenefits acquired the operations of Global Excess Holdings, Inc. ("Global") a Michigan based managing general underwriter of medical stop-loss insurance that produced approximately $30,000,000 of medical stop-loss premiums in 1996. The results of this operation have been incorporated into the medical lines segment.

In early September, 1997 the Company acquired INTERRA, an Indianapolis based company which manages and underwrites catastrophic accident and health risks nationally and internationally. INTERRA brings fee income and underwriting opportunities for the Company's risk assumption businesses in one of the fastest growing sectors of the industry -- international accident and health insurance and reinsurance. INTERRA underwrites on behalf of an unaffiliated life insurance company and has expanded its operations to include underwriting accident and health reinsurance for its affiliate, USF RE, and providing catastrophic claims management services to the Company and its subsidiaries. INTERRA's results have also been incorporated into the medical lines segment.

In late September, 1997 USF RE acquired from The Hanover Insurance Company its Allmerica Re property/casualty treaty operation. This acquisition is expected to give USF RE a more visible presence in the eastern United States while adding approximately $24,000,000 of premium in 1998 as the existing business is renewed by USF RE. The addition of an east coast treaty branch office enhances the growth and development plans for the property/casualty treaty reinsurance business and brings to the Company underwriting expertise in marine and international reinsurance. The results of this operation have been incorporated into the property/casualty segment.

Each of these transactions was accounted for as a purchase. The transactions were not material to the financial statements of the Company. The results of operations of each entity since the acquisition dates are included in the accompanying consolidated financial statements.

The Company continues to actively pursue accretive acquisition opportunities in complementary business lines.


STOCK SPLIT

On February 3, 1998 the Company announced that its board of directors had authorized a two-for-one split of its common stock in the form of a stock dividend to stockholders of record as of February 18, 1998. Certificates reflecting the stock split were issued on February 27, 1998. All share amounts in the accompanying consolidated financial statements have been adjusted to reflect the stock split.


RESULTS OF OPERATIONS

CONSOLIDATED RESULTS

The table below presents certain consolidated financial information regarding the Company's operations.


Year ended December 31,           1997     Change    1996     Change    1995
-----------------------           ----     ------    ----     ------    ----
(dollars in thousands)
Revenues:
Premiums earned                 $159,533    29%    $124,124     8%    $114,971
Commissions and fees              33,635    26%      26,722     3%      25,994
Net investment income             11,091     9%      10,147    10%       9,190
Realized investment gain          10,213   380%       2,126   108%       1,022
                                --------   ---     --------   ---     --------
Total revenues                  $214,472    31%    $163,119     8%    $151,177
                                ========   ===     ========   ===     ========

Expenses:
Insurance expenses               171,267    37%     125,352    10%     113,707
General and administrative        18,837    26%      14,995   (12%)     17,052
Interest expense                   2,373    (9%)      2,610    16%       2,259
                                --------   ---     --------   ---     --------
Total expenses                   192,477    35%     142,957     7%     133,018
                                ========   ===     ========   ===     ========


Income before income taxes        21,995     9%      20,162    11%      18,159
Income tax expense                 6,783    32%       5,142    19%       4,305
                                --------   ---     --------   ---     --------
Net income                      $ 15,212     1%    $ 15,020     8%    $ 13,854
                                ========   ===     ========   ===     ========

Changes in revenues between the periods presented reflect the Company's diversification in two distinct business segments. Increases in premiums earned and commissions and fees in 1997 as compared to 1996 were primarily attributable to growth in the property/casualty segment, additional medical-stop loss business resulting from the January, 1997 Global acquisition and increased production of provider excess coverage. Revenue changes between 1996 and 1995 primarily reflect managed growth in property/casualty lines.

Returns on invested assets are an integral element of results from operations. Underwriting cash flows, which consist of premiums collected over losses and expenses paid, and investment cash flows, which consist of income from existing investments and proceeds from sales and maturities of investments, provide the funds used to build the investment portfolio. The portfolio is managed based upon Company guidelines which incorporate a variety of factors including the relationship of invested assets to liabilities, total return, business needs, regulatory requirements and tax considerations. Increases in net investment income result from higher levels of invested assets in 1997 and 1996 due to higher production levels in each business segment. Increases in realized gains between years are generally a result of continuous evaluation of the investment portfolio to enhance and maintain yields and total return consistent with the Company's investment guidelines. To lessen its exposure to stock market volatility, the Company realized $10,213,000 during 1997 in pre-tax gains primarily from its equity portfolio.

Insurance expenses are comprised of losses and loss adjustment expenses incurred and policy acquisition expenses. Insurance and reinsurance companies establish reserves for losses incurred, but not yet paid, in order to match such losses with the related premiums earned. The process of establishing loss reserves is subject to uncertainties that are a normal, recurring aspect of the insurance business which requires the use of informed judgments and estimates. Loss and loss adjustment expense reserve development is reviewed on a regular basis, incorporating analysis of current trends, market changes in the Company's business segments and historical experience to analyze the Company's actuarial assumptions. As additional experience and other data becomes available, the Company's actuarial estimates may be revised. Such revisions may impact earnings. Policy acquisition expenses vary on the basis of market conditions and mix of business.

The Company's focus on productivity and expense control continued to favorably impact operations and resulted in maintaining general and administrative (G&A) expenses at 9% of revenues in 1997 even with the effect of three strategic acquisitions, compared to 9% of revenues in 1996 and 11% of revenues in 1995.

Net income for 1997 as compared to 1996 reflects the increases in revenues and continuing control of G&A expenses, offset by third quarter reserve adjustments in the medical lines segment. The increase in net income in 1996 as compared to 1995 resulted from increases in revenues and a decrease in consolidated G&A expenses, as the company continued to increase productivity and control expenses in relation to revenues, offset in part by higher claims cost in the medical lines segment. Pre-tax income for 1995 was reduced by $695,000 in connection with the March 1995 resignation of the Company's former Chief Executive Officer.

Income taxes as a percentage of pre-tax income fluctuate depending on the proportion of tax exempt investment income to total pre-tax income and the proportion of total income subject to state income taxes. The increase in the effective income tax rate in 1997 primarily results from the tax effect of acquired companies and utilization of tax benefits and changes in valuation allowances which were available in prior periods.


BUSINESS SEGMENTS

The following tables present pre-tax operating information by business segment and holding company operations (including realized gains) for the years ended December 31, 1997, 1996 and 1995.

MEDICAL LINES

Year ended December 31,        1997      Change      1996      Change      1995
--------------------------   --------   --------   --------   --------   --------
(dollars in thousands)
Gross premiums written       $103,673       23%    $ 84,179        3%    $ 81,546
Net premiums written          103,479       23%      84,179        3%      81,546

Revenues:
Premiums earned               103,479       23%      84,179        3%      81,546
Commissions and fees           33,335       25%      26,722        3%      25,994
Net investment income           3,605        9%       3,312        1%       3,269
                             --------      ---     --------      ---     --------
Total revenues                140,419       23%     114,213        3%     110,809

Expenses:
Losses and loss
adjustment                     82,760       42%      58,095        6%      54,563
Policy acquisition             35,003       23%      28,526        5%      27,069
General and
administrative                 13,328       32%      10,111      (16%)     12,025
                             --------      ---     --------      ---     --------

Total expenses                131,091       36%      96,732        3%      93,657

Income before income
     taxes                   $  9,328      (47%)   $ 17,481        2%    $ 17,152

Increases in revenues for 1997 are primarily due to additional medical stop-loss business from the acquisition of Global in January 1997 combined with growth in the provider excess line. Medical lines production increased by 3% in 1996 over 1995 due to strong retention of in-force accounts and controlled growth of the provider excess line.

The change in medical lines pre-tax income between the 1997 and 1996 periods primarily reflects third quarter additions of $8,000,000 to medical lines reserves. The Company continually reviews its reserves as new information becomes known and claim trends become more fully developed. The Company's third quarter reserve review indicated increases in the severity and frequency of specific and aggregate claims in the second half of 1996 and the first half of 1997. In addition, continuing competitive industry conditions resulted in less improvement in premium rate levels than expected.

During the third quarter, the Company implemented a variety of pricing and underwriting actions to support the underwriting profitability of this line of business. Since healthcare costs vary depending on the size and nature of the employer group and the geographic region, the Company has reviewed the distribution of its business and implemented appropriate rating actions. The Company's marketing efforts have become focused on larger groups where there is more predictability and better opportunities to write profitable business. The Company has taken specific rating actions in those regions of the country where managed care is not firmly established. It also reduced the amount of business written through producers whose book of business is less profitable. Implementation of these strategies is restoring underwriting profitability to the medical lines business, which is evident in improved fourth quarter results for the segment, a trend which is expected to be sustained going forward. Equally important, the more stringent standards established for the producer network have resulted in higher quality of business without sacrificing growth in the overall level of premium production. Pre-tax income in 1996 as compared to 1995 reflects increases in the frequency and severity of claims which were not fully offset by corresponding increases in premium rates, as well as the effect of higher formula reserves incurred in 1996 in connection with greater volume in the provider excess line.

Policy acquisition expenses vary due to the level of production activity, mix of business and market conditions. Increases in general and administrative expenses in 1997 primarily result from expenses related to the acquired Global operations.

The segment information presented in the preceding table includes losses before income tax of $1,156,000 for the year ended December 31, 1995 from the Company's medical bill review operation which was closed effective May 31, 1995.


PROPERTY/CASUALTY
Year ended December 31,        1997     Change     1996      Change     1995
--------------------------   -------   -------   -------   --------   -------
(dollars in thousands)
Gross premiums written       $86,270       31%   $65,850       29%    $50,915
Net premiums written          62,071       42%    43,799       24%     35,350

Revenues:
Premiums earned               56,054       40%    39,945       19%     33,425
Commissions and fees             300       --                  --
Net investment income          7,424       10%     6,777       15%      5,872
                             -------       --    -------       --     -------
Total revenues                63,778       37%    46,722       19%     39,297

Expenses:
Losses and loss
adjustment                    42,311       41%    30,078       30%     23,180
Policy acquisition            11,193       29%     8,653       (3%)     8,895
General and
administrative                 4,535       14%     3,988       21%      3,304
                             -------       --    -------       --     -------
Total expenses                58,039       36%    42,719       21%     35,379
                             -------       --    -------       --     -------

Income (loss) before
income taxes                 $ 5,739       43%   $ 4,003        2%    $ 3,918
                             =======       ==    =======       ==     =======

USF RE entered the property/casualty reinsurance market in 1987, and continues to focus on disciplined growth. Since December 31, 1986, statutory policyholders' surplus has increased from $30,555,000 to $112,657,000 at December 31, 1997. In December 1996 A.M. Best Company upgraded its rating of USF RE and USFIC to "A" (Excellent). In 1996 USF RE was also assigned a claims paying ability rating of Aq (Good) by Standard & Poor's. Although market conditions remain highly competitive, the combination of increased surplus levels, strict underwriting standards, an "A" (Excellent) rating from A.M. Best Company and additional underwriting expertise in marine and international business through the east coast treaty branch provide a strong position for USF RE to continue with disciplined growth.

Revenue growth in property/casualty lines in 1997 as compared to 1996 was the result of continued expansion of treaty reinsurance operations and increased marketing efforts. Facultative property and casualty lines also grew, but at a slower rate due to an increasingly competitive marketplace. The addition of an east coast USF RE treaty branch office through the Allmerica Re acquisition gives USF RE more presence in the eastern United States and is expected to add approximately $24,000,000 of premium in 1998.

Changes in the relationship between gross and net premiums written were due to changes in the Company's ceded reinsurance programs. Some retrocession (reinsurance) agreements mitigate an insurance company's exposure to losses and, therefore, allow increases in the limits which can be offered on each account. Other retrocession agreements protect against catastrophic losses. Management believes its retrocessional coverage is adequate to protect the Company from excessive catastrophic losses. During 1997 and 1996, the Company did not incur any significant catastrophic losses due to natural disasters.

The Company evaluates the financial condition of potential retrocessionaires to determine whether to cede coverage to such companies. Retrocession agreements are placed with unaffiliated companies which management believes are financially secure and experienced in this type of business. Reinsurance recoverables are monitored continually and any retrocessionaire not qualified in USF RE's or USFIC's state of domicile is required to post security in the amount of its estimated liability.

Fluctuations in losses and loss adjustment expenses and policy acquisition expenses generally result from growth in premiums and changes in the mix of business. Amounts reported in 1996 as compared to 1995 reflect the Company's continued growth in casualty lines which are generally reserved at a higher formula loss ratio than property lines and the 1995 withdrawal from the plate glass business which generally carried a lower loss ratio and higher acquisition expenses. The plate glass business accounted for 4% of premiums earned in 1995. Shifts in policy acquisition expenses between periods presented result from changes in the mix of business and modification of retrocessional arrangements.

Differences in pre-tax income between the periods primarily reflect increases in treaty and facultative writings and favorable 1997 property underwriting experience.

HOLDING COMPANY
Year ended December 31,          1997      Change      1996      Change      1995
-----------------------------   -------   --------   --------   --------   --------
(dollars in thousands)
Revenues:
Investment income               $    62        7%    $    58        18%    $    49
Realized gains                   10,213      380%      2,126       108%      1,022
                                -------      ---     -------       ---     -------
Total revenues                   10,275      370%      2,184       104%      1,071
                                =======      ===     =======       ===     =======
Expenses:
General and administrative          974        9%        896       (13%)     1,028
Other                                --       --          --        --         695
Interest                          2,373       (9%)     2,610        15%      2,259
                                -------      ---     -------       ---     -------
Total expenses                    3,347       (5%)     3,506       (12%)     3,982
                                -------      ---     -------       ---     -------
Income (loss) before
income taxes                    $ 6,928       --     $(1,322)      (55%)   $(2,911)
                                =======      ===     =======       ===     =======

To lessen its exposure to stock market volatility, the Company realized $10,213,000 in pre-tax gains primarily from its equity portfolio and principally during the third quarter of 1997. Interest expenses declined in 1997 as the Company commenced principal payments on its outstanding bank loan.

ACCOUNTING POLICIES

See Footnote 1 to the Company's Consolidated Financial Statements appearing elsewhere in this Annual Report for information regarding significant accounting policies.

INFLATION

The healthcare marketplace has long been subject to the effects of increases in costs of services. Inflation in the costs of healthcare tends to generate increases in premiums for medical lines coverage, resulting in greater revenues. Inflation can also negatively impact insurance and reinsurance operations by causing higher claims settlements than may have originally been estimated, while not necessarily allowing an immediate increase in premiums to a level necessary to maintain profit margins. Historically the Company has made no explicit provisions for inflation, but trends are considered when setting underwriting terms and claim reserves. Such reserves are subjected to a continual internal and external review processes to assess their adequacy and are adjusted as deemed appropriate. Overall economic trends also affect interest rates, which in turn affect investment income and the market value of the Company's investment portfolio.

LIQUIDITY AND CAPITAL RESOURCES

The Company utilizes cash from operations and maturing investments to meet its insurance obligations to policyholders and claimants, as well as to meet operating costs. Primary sources of cash from operations include premium collections, commissions and fees and investment income. The principal uses of cash from operations are for premium payments to insurance companies, payments of claims under USF RE's and USFIC's reinsurance and insurance contracts and operating expenses such as salaries, commissions, taxes and general overhead. The Company secured a $25,000,000 bank loan in December 1994 which was increased to $35,000,000 in November 1995. Of this amount, the Company contributed $30,500,000 to the surplus of its insurance group to support additional growth. At December 31,1997, $32,500,000 was outstanding under the bank loan. The Credit Agreement with the Company's lender contains certain covenants, restrictions and dividend payment limitations with which the Company was in compliance at December 31, 1997. See Footnote 6 to the Company's Consolidated Financial Statements appearing elsewhere in this Annual Report.

The Company anticipates that it will continue to generate sufficient cash flow from operations to cover its short-term (1-18 months) and long-term (18 months to 3 years) liquidity needs. While the Company currently has no immediate plans for significant capital outlays, from time to time it contemplates acquisition opportunities that complement its business operations.

During 1997, the investment portfolio grew by 15% and currently reflects an allocation of approximately 94% in fixed income investments, both taxable and tax preferenced, with an "AA" average fixed income portfolio rating, and 6% in equities. All such securities are carried at quoted market values at the latest balance sheet date. The portfolio does not contain any real estate investments, derivatives, high yield bonds, private placements or mortgage loans.

USF RE is restricted in the annual amount of dividends which it may pay to the Company without receiving prior approval from the Massachusetts Commissioner of Insurance. During 1998, the amount which may be paid without such prior approval is $11,266,000. Since its acquisition by the Company in 1983, USF RE has not paid any dividends.

Application of the National Association of Insurance Commissioners risk-based capital ("RBC") requirements for property and casualty insurance entities to USF RE's and USFIC's statutory financial information indicates that presently these companies substantially exceed the capital level required under the RBC requirements.

YEAR 2000

As the year 2000 approaches, the Company recognizes the need to ensure that its operations will not be adversely affected by year 2000 computer software issues. The Company has a formal plan in place to evaluate and implement solutions to year 2000 computer software issues. The evaluation phase of this plan, which was completed in December, 1997, included an analysis of the Company's software systems, identification of software enhancements required to address year 2000 issues and identification of vendors and business partners that may impact Company operations. The Company's significant operational and financial software systems are provided by third party vendors who the Company has confirmed, have also been focused on addressing year 2000 issues. Presently, the Company has commenced upgrading its software products and expects to complete this phase of its plan, including testing year 2000 changes, during 1998. The cost of the year 2000 remediation plan is not considered material to the Company's financial position. The Company will continue to make investments in its software systems to ensure year 2000 compliance for all its business processing systems.

FORWARD LOOKING STATEMENTS

Some of the statements included within Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and related Notes may be considered to be forward looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995), and which are subject to certain risks and uncertainties. Among those factors which could cause the actual results to differ materially from those suggested by such statements are: catastrophe losses in the Company's insurance lines or a material aggregation of losses, changes in federal or state law affecting an employer's ability to self-insure, availability of adequate retrocessional insurance coverage at appropriate prices, a downturn in the general economy, the effects of competitive market pressures within the medical lines or property/casualty marketplaces, the effect of changes required by generally accepted accounting practices or statutory accounting practices, and other risks which are described from time to time in the Company's filings with the Securities and Exchange Commission. The words "believes", "anticipates", "expects" and similar expressions are intended to identify forward looking statements.

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

The Company's consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose audits thereon were made in accordance with generally accepted auditing standards. The audit included a review of internal accounting controls to the extent necessary to design audit procedures to gather sufficient evidence to support their opinion on the fairness of presentation of the consolidated financial statements. The auditors have full access to each member of management in conducting their audits, and their report is contained elsewhere in this Annual Report.

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

/s/ David L. Cargile                   /s/ Charles M. Caporale
Chairman of the Board, President       Senior Vice President, treasurer
and Chief Executive Officer            and chief financial officer

CONSOLIDATED INCOME STATEMENTS
Year ended December 31,                                 1997       1996       1995
---------------------------------------------------   --------   --------   --------
(In thousands of dollars, except per share data)
Revenues:
   Premiums earned                                    $159,533   $124,124   $114,971
   Commissions and fees                                 33,635     26,722     25,994
   Net investment income                                11,091     10,147      9,190
   Realized investment gains                            10,213      2,126      1,022
                                                      --------   --------   --------
         Total revenues                                214,472    163,119    151,177
Operating expenses:
   Losses and loss adjustment
       expenses incurred                               125,071     88,173     77,743
   Policy acquisition expenses                          46,196     37,179     35,964
   General and administrative
        expenses                                        18,837     14,995     16,357
   Other expense                                            --         --        695
   Interest expense                                      2,373      2,610      2,259
                                                      --------   --------   --------
         Total operating expenses                      192,477    142,957    133,018
                                                      --------   --------   --------
Income before income taxes                              21,995     20,162     18,159
   Income tax expense                                    6,783      5,142      4,305
                                                      --------   --------   --------
Net income                                            $ 15,212   $ 15,020   $ 13,854
Basic income per share                                   $1.27      $1.28      $1.24
Diluted income per share                                 $1.25      $1.26      $1.21

See accompanying notes to consolidated financial statements.

Consolidated balance sheets
December 31,                                                         1997         1996
---------------------------------------------------------------   ----------   ----------
(In thousands of dollars)
ASSETS
Investments:
Bonds, available for sale, at market (amortized
  cost $177,262 in 1997 and $150,674 in 1996)                      $186,118     $155,480
Equity securities at market
  (cost $15,003 in 1997 and $16,296 in 1996)                         15,564       20,370
Short-term and other investments, at cost
   which approximates market                                         22,142       18,502
                                                                   --------     --------
     Total investments                                              223,824      194,352
Cash and invested cash                                               11,122       11,132
Restricted cash and short-term investments                           27,947       23,771
Accrued investment income                                             3,196        2,653
Receivables:
  Reinsurance losses and reserves                                    26,932       23,975
  Premiums                                                           26,012       16,841
Prepaid reinsurance premiums                                          7,799        6,495
Deferred policy acquisition costs                                     4,495        3,644
Other assets                                                         11,921        5,880
                                                                   --------     --------
    Total assets                                                   $343,248     $288,743
                                                                   ========     ========
LIABILITIES AND
STOCKHOLDERS' EQUITY
LIABILITIES:
Insurance liabilities:
Amounts due insurance companies                                    $ 36,470     $ 27,148
Losses and loss adjustment expenses                                 116,801       94,669
Unearned premiums                                                    30,249       22,936
Note payable                                                         32,500       35,000
Accounts payable and accrued expenses                                 9,638        6,626
                                                                   --------     --------
Total liabilities                                                   225,658      186,379
                                                                   ========     ========
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value;
 40,000,000 shares authorized;
 12,465,000 shares issued in 1997 and 12,306,000
 issued in 1996, including 298,000 and 386,000
 shares held in treasury in 1997 and 1996, respectively.                124          122
Paid in capital                                                      46,188       45,442
Net unrealized investment gain                                        6,121        5,860
Retained earnings                                                    66,654       52,883
                                                                   --------     --------
                                                                    119,087      104,307
Less treasury stock, at cost                                         (1,497)      (1,943)
                                                                   --------     --------
Total stockholders' equity                                          117,590      102,364
                                                                   --------     --------
Commitments and contingencies
Total liabilities and stockholders' equity                         $343,248     $288,743
                                                                   ========     ========
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                         Net
                                                         Unrealized
                                                         Investment                          Total
                                    Common    Paid in    Gain        Retained    Treasury    Stockholders'
                                    Stock     Capital    (Loss)      Earnings    Stock       Equity
---------------------------------   -------   -------    --------    --------    --------    -------------
(in thousands of dollars)
Balance at January 1, 1995             $118   $44,202     $(2,637)    $26,544    $(5,148)      $ 63,079
Net income                               --        --          --      13,854         --         13,854
Exercise of stock options
 (561,400 shares)                         4       226          --          --      2,175          2,405
Dividends paid (.10 per share)           --        --          --      (1,125)        --         (1,125)
Unrealized investment
 gain, net                               --        --       9,848          --         --          9,848
                                       ----   -------     -------     -------    -------       --------
Balance at December 31, 1995            122    44,428       7,211      39,273     (2,973)        88,061

Net income                               --        --          --      15,020         --         15,020
Exercise of stock options
 (371,000 shares)                        --     1,014          --          --      1,030          2,044
Dividends paid (.12 per share)           --        --          --      (1,410)        --         (1,410)
Unrealized investment
 loss, net                               --        --      (1,351)         --         --         (1,351)
                                       ----   -------     -------     -------    -------       --------
Balance at December 31, 1996            122    45,442       5,860      52,883     (1,943)       102,364

Net income                               --        --          --      15,212         --         15,212
Exercise of stock options
 (247,100 shares)                         2       746          --          --        446          1,194
Dividends paid (.12 per share)           --        --          --      (1,441)        --         (1,441)
Unrealized investment
 gain, net                               --        --         261          --         --            261
                                       ----   -------     -------     -------    -------       --------
Balance at December 31, 1997           $124   $46,188     $ 6,121     $66,654    $(1,497)      $117,590
                                       ====   =======     =======     =======    =======       ========

See accompanying notes to consolidated financial statements


CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended December 31,                                     1997        1996         1995
-------------------------------------------------------   ---------   ---------   ----------
(in thousands of dollars)

Cash Flows From Operating Activities:
Net income                                                $ 15,212    $ 15,020    $  13,854
Adjustments to reconcile net income
       to net cash provided by operating activities:
   Amortization of deferred policy
       acquisition costs                                    46,196      37,179       34,281
   Deferred policy acquisition costs                       (47,047)    (37,993)     (34,064)
   Realized investment gains                               (10,213)     (2,126)      (1,022)
   Increase in premiums receivable                          (9,171)     (2,776)      (4,631)
   Increase in reinsurance receivables                      (2,957)     (5,378)      (4,296)
   Increase in losses and loss
       adjustment expenses                                  22,132      15,775        9,247
   Increase in unearned premiums                             7,313       5,231        3,092
   Other, net                                                4,624       2,095         (990)
   Depreciation and amortization                               363         502          445
   Net transfers to restricted cash and
       short-term investments                               (4,176)        265       (2,696)
                                                          --------    --------    ---------
Net cash provided by operating activities                   22,276      27,794       13,220
                                                          --------    --------    ---------
Cash Flows From Investing Activities:
   Purchases of bonds                                      (56,778)    (46,453)    (102,339)
   Purchases of equity securities                          (14,549)     (6,544)     (12,790)
   Proceeds from sales and maturities
       of investment securities                             57,101      31,455       86,587
   Net sales (purchases) of short-term investments          (4,031)     (1,681)       7,886
   Purchases of property and equipment                      (1,282)     (2,238)        (181)
                                                          --------    --------    ---------
Net cash used in investing activities                      (19,539)    (25,461)     (20,837)
                                                          --------    --------    ---------
Cash Flows From Financing Activities:
   Proceeds from note payable                                   --          --       10,000
   Payments on note payable                                 (2,500)         --           --
   Dividends paid                                           (1,441)     (1,410)      (1,125)
   Proceeds from issuance of common stock                    1,194       2,044        2,405
                                                          --------    --------    ---------
Net cash (used in) provided by
       financing activities                                 (2,747)        634       11,280
                                                          --------    --------    ---------
Net (decrease) increase in cash and invested cash              (10)      2,967        3,663
Cash and invested cash at beginning of year                 11,132       8,165        4,502
                                                          --------    --------    ---------
Cash and invested cash at end of year                     $ 11,122    $ 11,132    $   8,165
                                                          ========    ========    =========
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
    Interest                                              $  2,303    $  2,498    $   2,187
    Income taxes                                          $  4,366    $  4,771    $   5,217

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

note 1 - summary of significant accounting policies

(A) Organization and Principles of Consolidation

The consolidated financial statements include the accounts of The Centris Group, Inc., a Delaware corporation (the "Company"), and its wholly owned subsidiaries. The Company's USBenefits Insurance Services, Inc. ("USBenefits") subsidiary is the managing general underwriter and marketing organization for medical lines coverages issued by The Continental Insurance Company ("Continental"), one of the CNA Insurance Companies. The Company's USF RE insurance company ("USF RE") and USF Insurance Company ("USFIC") subsidiaries write property/casualty reinsurance and insurance. The Company's INTERRA Reinsurance Group, Inc. (INTERRA) subsidiary manages and underwrites catastrophic accident and health risks nationally and internationally. All significant intercompany balances and transactions have been eliminated in consolidation.

(B) Recognition of Revenue

Management fees and brokerage commissions are primarily recognized as of the effective date of the underlying insurance coverage. Insurance and reinsurance premiums are generally recognized as revenues over the terms of the related policies on a pro-rata basis, and are reported net of ceded earned premiums.

Substantially all commissions and fees and approximately 65%, 67% and 71% of premiums earned for 1997, 1996 and 1995 respectively, arise from USBenefits' and USFRE's relationship with Continental and an affiliate. Such contracts may be terminated as of any year-end.

(C) Investments

Securities are purchased to support the investment strategies of the Company, which are based on many factors including, but not limited to, total rate of return, maturity, credit risk, tax considerations, regulatory requirements and market economics. The Company has the ability to hold all bonds to maturity. However, securities in the portfolio may be sold from time to time based upon the Company's investment strategies and market opportunities. Bonds and equity securities are held as "available for sale" and carried at market value as of the balance sheet date. Market values are principally obtained from a national quotation service. Declines in the market value of any security below cost that are deemed other than temporary, will be charged to earnings. Unrealized gains and losses net of income taxes are reported as a separate component of stockholders' equity. Market values of bonds are primarily a function of current interest rates, and vary from period to period. Realized gains or losses on sales of investments are computed on a specific identification basis.

(D) Short-Term and Other Investments, Cash and Invested Cash

Short-term and other investments and cash and invested cash consist of bank deposits and money market mutual funds.

Premiums collected but not yet remitted to insurance companies are restricted by law as to use. Such amounts are reported as restricted cash and short-term investments, which at December 31, 1997 and 1996 consisted primarily of money market mutual funds and U.S. Government obligations.

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

(F) Losses and Loss Adjustment Expenses

The liability for losses is determined on the basis of claim adjusters' and ceding insurers' reports and other estimates, including those for incurred but not reported losses. The liability for loss adjustment expenses is established by estimating future expenses to be incurred in the settlement of claims provided for in the liability for losses. Both estimates are dependent upon future events, the outcomes of which can be affected by economic, legal, political and social factors. The Company does not discount estimated future expenses to their present values.

Management believes that the estimated liability for losses and loss adjustment expenses at December 31, 1997 is adequate to cover the ultimate liability. however, such estimates may be more or less than the amount ultimately paid when the claims are settled.

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

(H) Depreciation and Amortization

Depreciation and amortization are provided on the straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of the lease terms or useful lives of the improvements. Intangibles are amortized over their estimated useful lives.

(I) Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting basis and the tax basis of the Company's assets and liabilities, as well as expected benefits of utilizing net operating loss carry forwards. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled, and reflected in the consolidated financial statements in the period of enactment.

(J) Income per Share and Capital structure

Effective December 31, 1997 the Company adopted SFAS No. 128, "Earnings per Share" and SFAS No. 129, "Capital Structure". All quarterly and year-to-date per share information has been restated to conform to the provisions of SFAS No. 128 which did not have a material effect on previous disclosure of per share amounts.

(K) Stock-Based Compensation

Effective December 31, 1996 the Company adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Management has elected to continue use of the accounting methods prescribed by Accounting Principles Board Opinion No. 25 and to expand its disclosure of stock-based compensation as permitted by SFAS No. 123. Accordingly, no related compensation cost has been recognized.

(L) Comprehensive Income and Business Segments

The Company will adopt SFAS No.130, "Comprehensive Income" and SFAS NO. 131, "Disclosures about Segments of an Enterprise and Related Information" for the year ending December 31, 1998. These SFAS require that additional information be included in a complete set of financial statements, but will have no effect on the Company's net income, stockholders' equity or cash flows.

(M) Fair Value of Financial Instruments

The Company discloses the fair value of financial instruments and the methods and assumptions used to establish fair value, as required by SFAS No. 107, "Disclosures about the Fair Value of Financial Instruments".

(N) Management's Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

note 2 - acquisitions and stock split

Effective January 1, 1997 the Companys' USBenefits subsidiary acquired the medical stop-loss operations of Global Excess Holdings, Inc. Effective August 1, 1997 the Company acquired INTERRA which manages and underwrites catastrophic accident and health risks nationally and internationally. On September 30, 1997 the Company's USF RE subsidiary acquired from The Hanover Insurance Company its Allmerica Re property/casualty treaty operation. Each of these transactions was accounted for as a purchase. The purchase transactions were not material to the financial statements of the Company. The results of operations of each entity since the effective acquisition dates are included in the consolidated financial statements.

On February 3, 1998 the Company announced that its Board of Directors had authorized a two-for-one split of its common stock in the form of a 100% stock dividend to stockholders of record as of February 18, 1998. Certificates reflecting the stock split were issued February 27, 1998. All references in the consolidated financial statements and related notes thereto to number of shares, per share amounts and market prices of the Company's common stock have been adjusted retroactively for all periods presented to reflect this change in capital structure.

note 3 - investments

Bonds valued at approximately $11,599,000 were on deposit with various governmental authorities at December 31, 1997.
The amortized cost and estimated market values of bonds (in thousands of dollars) at December 31, 1997 and 1996 are as follows:

                                           Gross       Gross         Gross
                                         Amortized   Unrealized   Unrealized     Market
December 31, 1997                          Cost        Gains        Losses       Value
--------------------------------------   ---------   ----------   -----------   --------
U.S. Treasury securities and
   obligations of U.S. Government
   corporations and agencies              $ 36,430       $  775        $  --    $ 37,205
Foreign bonds                                  510           19           --         529
Obligations of states and political
   subdivisions                             98,007        5,584           --     103,591
Corporate bonds                             42,315        2,529          (51)     44,793
                                          --------       ------        -----    --------
     Total                                $177,262       $8,907        $ (51)   $186,118
                                          ========       ======        =====    ========

                                           Gross        Gross        Gross
                                         Amortized   Unrealized   Unrealized     Market
December 31, 1996                          Cost         Gains       Losses       Value
--------------------------------------    --------   ----------   ----------    --------
U.S. Treasury securities and
   obligations of U.S. Government
   corporations and agencies              $ 13,265       $  236        $ (80)   $ 13,421
Foreign bonds                                  529           25           --         554
Obligations of states and political
   subdivisions                             89,996        3,508         (239)     93,265
Corporate bonds                             46,884        1,737         (381)     48,240
                                          --------       ------        -----    --------
     Total                                $150,674       $5,506        $(700)   $155,480
                                          ========       ======        =====    ========

The amortized cost and estimated market value of bonds at December 31, 1997, by contractual maturity, are shown below (in thousands of dollars). Expected maturities will differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Maturity Dates       Amortized Cost   Market Value
------------------   --------------   ------------
1998                   $    509         $    518
1999-2002                49,162           51,110
2003-2007                89,967           92,934
2008-Thereafter          37,624           41,556
                       --------         --------
      Total            $177,262         $186,118
                       ========         ========

Information regarding bond sales (in thousands of dollars) follows:

Year ended                                Proceeds      Gross    Gross
December 31,                              From Sales    Gains    Losses
------------                              ----------    ------   ------
1997                                         $31,224    $  624     $ 47
1996                                          24,656       809       80
1995                                          77,373     1,677      522

Information regarding equity dispositions (in thousands of dollars) follows:

Year ended                                Proceeds      Gross    Gross
December 31,                              From Sales    Gains    Losses
------------                              ----------    ------   ------
1997                                        $25,878     $9,824    $142
1996                                          6,799      1,757     120
1995                                          9,214        211     344

Information regarding gross unrealized gains and losses on equity securities (in thousands of dollars) follows:

                                          Gross         Gross
                                          Unrealized    Unrealized
Year Ended December 31,                   Gains         Losses
-----------------------                   ----------    ----------
1997                                       $1,268      $707
1996                                        4,766       692
1995                                        2,243       487

Net investment income (in thousands of dollars) consists of the following:

Year Ended December 31,                     1997         1996         1995
-----------------------                   -------      -------      -------
Interest on bonds                         $ 9,685      $ 8,618      $ 8,134
Short-term investment interest              2,568        2,349        1,569
Dividends on equity securities                278          346          496
                                          -------      -------      -------
                                           12,531       11,313       10,199
Less: Investment expenses                   1,440        1,166        1,009
                                          -------      -------      -------
Net investment income                     $11,091      $10,147      $ 9,190
                                          =======      =======      =======

note 4 - reinsurance

The property and casualty insurance companies cede a portion of their business to other insurance companies, under multiple reinsurance contracts. Generally, the property/casualty companies limit retention on individual reinsurance contracts to $500,000 per occurance. The property/casualty companies also purchase catastrophe reinsurance coverages. Reinsurance contracts do not relieve the Company from its obligations to policyholders. A contingent liability exists for the amount of all reinsurance recoverable in the event that any of the reinsuring companies are unable to pay. consequently, allowances are established for amounts deemed uncollectible. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risks arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from a reinsurer's insolvency. At December 31, 1997 reinsurance recoverables and prepaid premiums of $45,109,000 were unsecured. The Company holds letters of credit totaling $10,769,000 under certain reinsurance agreements that can be drawn on for amounts that remain unpaid for more than 120 days.

The effect of reinsurance on premiums written and earned and the effect of ceding arrangements (in thousands of dollars) follows:

Year Ended December 31,                              1997                    1996                   1995
                                             --------------------    --------------------    --------------------
                                             Premiums    Premiums    Premiums    Premiums    Premiums    Premiums
                                             Written     Earned      Written     Earned      Written     Earned
                                             --------    --------    --------    --------    --------    --------
Direct                                       $ 13,791    $ 11,986    $ 10,122    $ 10,279    $ 11,260    $ 12,218
Reinsurance
   assumed                                    176,152     170,644     140,102     134,714     121,201     117,151
Reinsurance
    ceded                                     (24,393)    (23,097)    (22,246)    (20,869)    (15,565)    (14,398)
                                             --------    --------    --------    --------    --------    --------
Net                                          $165,550    $159,533    $127,978    $124,124    $116,896    $114,971
                                             ========    ========    ========    ========    ========    ========
Losses and loss adjustment expenses ceded                $ 11,002                $ 12,844                $  8,327
                                                         ========                ========                ========
Liabilities for losses and loss
  adjustment expenses ceded                              $ 25,939                $ 22,265                $ 16,426
                                                         ========                ========                ========
Commissions ceded                                        $  6,038                $  4,144                $  2,441
                                                         ========                ========                ========

note 5 - reserve for losses and loss adjustment expenses

The table below summarizes the activity for losses and loss adjustment expenses
(LAE), net of reinsurance recoverable, for each of the years ended December 31, 1997, 1996 and 1995, respectively (in thousands of dollars). Reserves are established for losses that have occurred as of each balance sheet date, whether or not reported to the Company. Insurance and reinsurance companies establish reserves for losses incurred, but not yet paid, in order to match such losses with the related premiums earned. The process of establishing loss reserves is subject to uncertainties that are a normal, recurring aspect of the insurance business which requires the use of informed judgments and estimates. Estimating loss reserves is a process where many factors can ultimately affect the final settlement of a claim and, therefore, the ultimate reserve that is needed. In addition, time can be a critical part of reserving determinations, since the longer the span between the incidence of a loss and the payment or settlement of the claim, the more variable the ultimate settlement amounts may be. In the Company's medical lines segment, increases in the severity and frequency of specific and aggregate claims in the second half of 1996 and the first half of 1997 resulted in third quarter 1997 additions of $8,000,000 to medical lines reserves. Loss and loss adjustment expense reserve development is reviewed on a regular basis, incorporating analysis of current trends, market changes in the Company's business segments and historical experience to analyze the Company's actuarial assumptions. As additional experience and other data become available, the Company's actuarial estimates may be revised and impact earnings.



Year Ended December 31,                             1997        1996        1995
----------------------------------------------   ---------   ---------   ---------
Balance at beginning of period                   $ 94,669    $ 78,894    $ 69 647
   Less reinsurance recoverables                   22,284      16,474      13,343
                                                 --------    --------    --------
Reserve for losses and LAE at beginning
   of period, net                                  72,385      62,420      56,304
   Reserves of acquired company                     7,348
   Incurred losses and LAE:
   Provision for losses and LAE for claims
       occurring in the current year              116,968      83,485      74,935
   Increase in estimated losses and LAE for
       claims occurring in prior years              8,103       4,688       2,808
   Loss and LAE payments for claims
      occurring during:
     The current year                             (75,434)    (43,287)    (39,511)
     Prior years                                  (38,508)    (34,921)    (32,116)
                                                 --------    --------    --------
Reserve for losses and LAE at end
     of period, net                                90,862      72,385      62,420
      Plus reinsurance recoverables                25,939      22,284      16,474
                                                 --------    --------    --------
Balance at end of period                         $116,801    $ 94,669    $ 78,894
                                                 ========    ========    ========

note 6 - note payable

The Company maintains a $35,000,000 reducing, revolving, variable interest rate bank Credit Agreement. Amounts bear interest at LIBOR plus a margin, currently 1%. At December 31, 1997, $32,500,000 was outstanding. Under its terms, the outstanding balance is reduced quarterly, with aggregate annual reductions (in thousands of dollars) as follows:

  Year     Commitment Reductions
--------   ---------------------
1998              $ 5,300
1999                6,800
2000                6,800
2001                6,800
2002                6,800
                  -------
Total             $32,500

Interest on amounts outstanding at December 31, 1997 is paid at an effective rate of 6.91% through March 23, 1998.

The Credit Agreement contains restrictive covenants which include restrictions on other debt, mergers, acquisitions and investment portfolio quality. Additionally, the Credit Agreement requires the Company to maintain certain levels of financial ratios, statutory surplus and pretax statutory net income, minimum consolidated tangible net worth, risk based capital ratio and A.M. Best Company rating. The Credit Agreement is secured by a pledge of all the capital stock of USF RE. At December 31, 1997 the Company was in compliance with all covenants of the Credit Agreement.

note 7 - income taxes

Income tax expense (benefit) (in thousands of dollars) consists of:

Year Ended December 31, 1997:      Federal     State     Total
--------------------------------   --------   -------   --------
Current                            $ 7,350    $  978    $ 8,328
Deferred                            (1,757)      212     (1,545)
                                   -------    ------    -------
 Total                             $ 5,593    $1,190    $ 6,783
                                   =======    ======    =======

Year Ended December 31, 1996:      Federal     State      Total
--------------------------------   -------    ------    -------
Current                            $ 5,849    $  452    $ 6,301
Deferred                            (1,154)       (5)    (1,159)
                                   -------    ------    -------
 Total                             $ 4,695    $  447    $ 5,142
                                   =======    ======    =======

Year Ended December 31, 1995:      Federal     State      Total
--------------------------------   -------    ------    -------
Current                            $ 3,818    $  312    $ 4,130
Deferred                               121        54        175
                                   -------    ------    -------
 Total                             $ 3,939    $  366    $ 4,305
                                   =======    ======    =======

Actual tax expense differs from "expected" tax expense computed by applying the federal statutory rate to income before taxes (in thousands of dollars) as follows:

Year Ended December 31,                    1997       1996       1995
--------------------------------------   --------   --------   --------
"Expected" federal tax expense           $ 7,698    $ 7,057    $ 6,174
Tax exempt interest - net                 (1,463)    (1,393)    (1,621)
Change in valuation allowance                  0       (576)      (115)
State taxes, net of federal benefit          616        290        241
Other                                        (68)      (236)      (374)
                                         -------    -------    -------
Actual income tax expense                $ 6,783    $ 5,142    $ 4,305
                                         =======    =======    =======

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 1997 and 1996 are presented below (in thousands of dollars):

December 31,                                     1997       1996
Deferred tax assets:
Loss and loss adjustment expense reserves      $ 4,862    $ 3,708
Unearned premiums                                1,572      1,151
Net operating loss carry forwards                  444        444
Other                                              464        292
Total deferred tax assets                        7,342      5,595
Less valuation allowance                          (444)      (444)
                                               -------    -------
Net deferred tax assets                          6,898      5,151
Deferred tax liabilities:
Intangibles                                       (536)      (569)
Depreciation                                      (237)      (104)
Policy acquisition costs                        (1,573)    (1,276)
Net unrealized gain                             (3,297)    (3,020)
Acquired receivables                              (228)        --
Other                                              (65)       (33)
                                               -------    -------
Total deferred tax liabilities                  (5,936)    (5,002)
                                               -------    -------
Total deferred income taxes                    $   962    $   149
                                               =======    =======

Based on the Company's current and historical earnings, management believes it is more likely than not that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. However, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years. Valuation allowances established for uncertainties associated with the utilization of future tax benefits are revised when changes in circumstances indicate that it is more likely than not the reversal of such temporary differences will be realized. Certain tax planning strategies could be implemented to supplement income from operations to fully realize recorded tax benefits.

Net operating loss carry forwards of $1,268,000 are available to offset future federal taxable income of a subsidiary through 2005.

note 8 - stockholders' equity

The Company is authorized to issue 40,000,000 shares of common stock and 10,000,000 shares of preferred stock.

The Company has a Stockholder Rights Agreement which provides that in the event any person becomes the beneficial owner of 10% or more of the outstanding common stock of the Company, each right (other than rights held by the 10% stockholder) will be exercisable at a predetermined price after the close of business on the tenth business day following such event. Each right entitles the holder thereof to purchase for the then exercise price the number of shares of common stock which have a market value equal to two times the exercise price. The Plan further provides that if, on or after the occurrence of the previously mentioned event, the Company is merged with or into any other corporation, or 50% or more of the Company's assets or earning power are sold, each right (other than rights held by the 10% stockholder) will be exercisable to purchase for the exercise price shares of common stock of the surviving corporation or purchaser which have a market value equal to two times the exercise price. The rights expire on May 24, 2000, and can be redeemed by the Board of Directors at $.0005 per right at any time before the first date on which they first become exercisable.

At December 31, 1997 and 1996, USF RE's statutory surplus was $112,657,000 and $109,880,000, respectively. Consolidated statutory net income for USF RE was $5,937,000, $8,022,000, and $10,343,000 for the years ended December 31, 1997,
1996 and 1995, respectively. Statutory amounts are determined on the basis of regulations promulgated by the National Association of Insurance Commissioners, which is a comprehensive basis of accounting other than Generally Accepted Accounting Principles. The more significant of these statutory accounting practices are: (1) premiums are taken into income over the terms of the policies, whereas the related acquisition and commission costs are expensed when incurred; (2) certain assets designated as "non-admitted assets" are charged to surplus; (3) bonds are carried at amortized cost irrespective of the Company's investment portfolio activity; (4) adjustments reflecting the equity in earnings of subsidiaries are carried to the surplus account as unrealized capital gains or losses rather than income; (5) deferred federal income tax effects for tax return timing differences are not provided; (6) gains and losses from retrospective reinsurance contracts are recognized immediately through the income statement; and (7) a provision is made for unearned premiums and losses recoverable, in excess of funds held, on business reinsured with companies not qualified by license, through a charge to surplus.

Application of the National Association of Insurance Commissioners risk-based capital (RBC) requirements for property and casualty insurance entities to USF RE's and USFIC's statutory financial information indicates that presently these companies substantially exceed the capital level required under the RBC requirements.

USF RE is limited in the amount of dividends it can pay to the Company without approval of the Insurance Commissioner of Massachusetts. Such limitation is the greater of net income or 10% of policyholders' surplus of the preceding year. During 1998 USF RE may pay dividends of $11,266,000 to the Company without such prior approval. USF RE has not paid any dividends since being acquired by the Company in 1983.

note 9 - employee compensation and benefits

The Centris Group, Inc. Employees Savings Plan is a qualified voluntary contributory 401(k) savings plan covering substantially all employees. Under the Company's plan eligible employees may contribute up to 15% of their compensation on a pre-tax basis up to the IRS allowable limit. The Company makes matching contributions to the plan on a pro-rata basis for all participants up to a maximum of 6% of each individual's compensation. For 1997, 1996 and 1995 such matching contributions were $475,000, $388,000 and $395,000, respectively.

The Centris Group, Inc. non-qualified deferred compensation plans, adopted January 1, 1997, provide 401(k) excess salary deferrals, annual bonus deferrals and long-term incentive-performance unit plan deferrals for key employees. Under the plans, eligible employees may elect to defer a percentage of compensation which, when aggregated with amounts deferred under the qualified plan may not exceed 15% of pre-tax compensation. The Company makes matching contributions which, when aggregated with the Company's qualified plan, shall not exceed 6% of the participants' compensation. For 1997, such matching contributions were $73,000.

The Centris Group, Inc. long-term incentive-performance unit plan, adopted January 1, 1997, provides for cash payment awards which qualify as performance based compensation under Section 162M of the Internal Revenue Code. A target number of performance units are granted to key employees at the beginning of a performance period, while the actual number of performance units awarded is determined after the performance period. Performance units granted in 1997 had a unit value of $10. The performance period is three years in length, with the first performance period beginning January 1, 1997 and ending on December 31, 1999. Awards are based upon the Company meeting pre-determined return on equity
(ROE) targets, and for purposes of the plan, ROE is calculated as the average return on equity over the three-year period. The Company must meet a minimum level of ROE over the three year period before awards, which require Board Compensation Committee approval, will be made. Payouts of awards granted under the plan are automatically deferred to the non-qualified deferred compensation plan. The value of awards is accrued when they can be reasonably estimated based upon the provisions of the plan and actual results.

The Company has four fixed stock option plans under which options to purchase shares of the Company's common stock have been or may be granted. As of December 31, 1997 options to purchase up to 600,000 and 2,000,000 shares, respectively, have been authorized under the 1988 and 1991 Employee Stock Option Plans. Options to purchase up to 70,000 and 300,000 shares, respectively, have been authorized under the 1988 and 1991 Director Stock Option Plans. Such plans allow the Company to grant incentive stock options, nonqualified stock options, stock appreciation rights and restricted shares to key employees and directors at prices not lower than the market value at date of grant. Generally options granted vest 50% after one year and 50% after two years from the date of grant and have a maximum term of five years. Options are exercisable through periods ending May 28, 2001.

The Company has adopted the disclosure-only provisions of SFAS No.123, "Accounting for Stock-based Compensation," but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its fixed stock option plans. Accordingly, no related compensation cost has been recognized. If the Company had elected to recognize compensation cost for its Employee and Director plans based on the fair value at the grant dates for awards under those plans, net income and earnings per share adjusted to reflect the February 27, 1998 two-for-one stock split would have been reported as the proforma amounts noted below (in thousands of dollars, except per share information) consistent with the method prescribed by SFAS No.123:

Year ended December 31,             1997      1996       1995
-------------------------------   -------   -------   --------
Net Income          As reported   $15,212   $15,020    $13,854
                    Pro forma     $14,958   $14,762    $13,611

Diluted income
    per share       As reported   $  1.25   $  1.26    $  1.21
                    Pro forma     $  1.23   $  1.24    $  1.19

The fair value of each option grant subsequent to December 15, 1994 used to compute proforma net income and earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for 1997: dividend yield of 1.4%, expected volatility of 20%, a risk free interest rate of 6% and an expected holding period of 4 years.

Weighted average assumptions used for 1996 and 1995 were: dividend yield of 1.4%, expected volatility of 15%, a risk free interest rate of 5%; and an expected holding period of 4 years.

The status of all options granted, adjusted to reflect the February 27, 1998 two for-one stock split, is as follows:

December 31,                                          1997                  1996                   1995
-------------------                           -------------------    ------------------    ---------------------
                                              Shares     Weighted    Shares    Weighted    Shares     Weighted
                                                         -Average              -Average               -Average
                                                         Exercise              Exercise               Exercise
                                                         Price                 Price                  Price
                                              --------   -------    ---------  --------    ---------  ----------
Outstanding-beginning of year                  911,300    $ 7.02    1,205,200     $6.78    1,297,800       $4.90
Granted                                        321,000     10.08       30,000      8.50      510,800        8.00
Exercised                                     (247,100)     5.18     (311,000)     5.87     (561,400)       3.71
Canceled                                       (10,000)     8.04      (12,900)     8.85      (42,000)       6.88
                                             ---------    ------   ----------     -----   ----------       -----
Outstanding-end of year                        975,200    $ 8.48      911,300     $7.02    1,205,200       $6.78
                                             =========    ======   ==========     =====   ==========       =====
Options exercisable at year end                639,200    $ 7.68      630,800     $6.57      621,400       $5.82
                                             =========    ======   ==========     =====   ==========       =====
Weighted-average fair value of
options granted during the year                           $ 2.32                  $1.44                    $1.54
                                                          ======                  =====                    =====

The following table summarizes information about fixed stock options outstanding at December 31,1997 adjusted to reflect the February 27, 1998 two-for-one stock split :

                Options Outstanding                           Options Exercisable
--------------------------------------------------  ---------------------------------------
                                      Weighted-
                                      Average       Weighted-                     Weighted-
                     Number           Remaining     Average     Number            Average
Range of             Outstanding at   Contractual   Exercise    Exerciseable at   Exercise
Exercise price       12/31/97         Life          Price       12/31/97          Price
------------------   --------------   -----------   ---------   ---------------   ---------
 $ 4.50 to $7            335,400        2 Years       $6.69         335,400         $6.69
 $ 8 to $10.16           639,800        4 Years        9.42         303,800          8.77
                         -------                                    -------
Total                    975,200                                    639,200
                         =======                                    =======

note 10 - segment information

Certain information about the Company's operations by industry segment is summarized as follows (in thousands of dollars):

Year Ended December 31,            1997       1996         1995
------------------------------   --------   ---------   ----------
Revenues:
 Medical lines                   $140,419   $114,213     $110,809
 Property/casualty                 63,778     46,722       39,297
 Holding company                   10,275      2,184        1,071
                                 --------   --------     --------
  Total                          $214,472   $163,119     $151,177
                                 ========   ========     ========
Income before income taxes:
 Medical lines                   $  9,328   $ 17,481     $ 17,152
 Property/casualty                  5,739      4,003        3,918
 Holding company                    6,928     (1,322)      (2,911)
                                 --------   --------     --------
  Total                          $ 21,995   $ 20,162     $ 18,159
                                 ========   ========     ========
Identifiable assets:
 Medical lines                   $110,749   $ 87,228     $ 75,529
 Property/casualty                226,930    196,987      170,645
 Holding company                    5,569      4,528        3,698
                                 --------   --------     --------
  Total                          $343,248   $288,743     $249,872
                                 ========   ========     ========

note 11 - commitments and contingencies

The Company leases certain facilities and equipment under long-term operating leases which expire at various dates through 2007. Total rent expense, including month-to-month rentals, was $1,635,000 in 1997, $1,273,000 in 1996 and
$1,951,000 in 1995.

Future minimum noncancelable lease commitments (in thousands of dollars) are as follows:

Year ending      December 31,
--------------   ------------
1998                  $ 1,749
1999                    1,468
2000                    1,354
2001                    1,265
2002                    1,265
Thereafter              5,232
                      -------
                      $12,333
                      =======

note 12 - income per share

Reconciliation of income and outstanding shares and related per share amounts adjusted to reflect the February 27, 1998 two-for-one stock split, is presented below (in thousands of dollars, except per share data):

Year ended December 31,                        1997      1996      1995
------------------------------------------   -------   -------   -------
Income (Numerator):
Income available to Common Stockholders
for Basic and Diluted income per share       $15,212   $15,020   $13,854
                                             =======   =======   =======
Weighted Average Shares (Denominator):
Basic Shares                                  11,980    11,732    11,204
Effect of dilutive securities
 Stock Options                                   174       218       252
                                             -------   -------   -------
Diluted Shares                                12,154    11,950    11,456
                                             =======   =======   =======
Per Share Amounts:
Basic Income per Share                       $  1.27   $  1.28   $  1.24
Diluted Income per Share                     $  1.25   $  1.26   $  1.21

THE CENTRIS GROUP, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS' REPORT

To: the board of directors and stockholders of the centris group, inc.

We have audited the accompanying consolidated balance sheets of The Centris Group, Inc., formerly US Facilities Corporation, and subsidiaries as of December 31, 1997 and 1996 and the related consolidated income statements, statements of stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Centris Group, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ KPMG PEAT MARWICK LLP
February 3, 1998
Los Angeles, California

Quarterly results of operations (unaudited)
The following is quarterly summary financial information for 1997, 1996 and 1995 (in thousands of dollars, except per share data). As noted earlier in this Annual Report, all share amounts have been adjusted to reflect the February 27, 1998 two-for-one stock split.

                                  1st       2nd       3rd       4th
                                Quarter   Quarter   Quarter   Quarter
                                -------   -------   -------   -------
1997
Revenues                        $50,193   $49,033   $58,939   $56,307
Income before income taxes        5,220     5,363     5,845     5,567
 Net income                       3,660     3,748     4,026     3,778
Basic earnings per share        $   .31   $   .32   $   .33   $   .32
Diluted earnings per share      $   .30   $   .31   $   .33   $   .31

1996
Revenues                        $38,918   $38,529   $40,525   $45,147
Income before income taxes        4,977     4,781     5,091     5,313
 Net income                       3,808     3,585     3,709     3,918
Basic earnings per share        $   .33   $   .30   $   .32   $   .33
Diluted earnings per share      $   .32   $   .30   $   .31   $   .33

1995
Revenues                        $35,459   $39,932   $36,330   $39,456
Income before income taxes        3,732     5,023     4,606     4,798
 Net income                       2,922     3,849     3,477     3,606
Basic earnings per share        $   .26   $   .34   $   .31   $   .31
Diluted earnings per share      $   .26   $   .34   $   .30   $   .31

stock price information

The following are the quarterly high and low prices from January 1, 1996 through February 28, 1998.* The Company believes that as of February 28, 1998 there were approximately 2,000 holders of its common stock.

                   1st Quarter                 2nd Quarter              3rd Quarter               4th Quarter
                   High            Low         High          Low        High            Low       High            Low
                   -----------     -------     -----------   ------     -----------     -------   -----------     ------
1998 through
February 28        $12 13/16       10 7/8
1997               $10  3/16        9 7/16     $10 5/8       9          $11 7/8         9 3/4     $11 15/16       10
1996               $10 11/16        8 1/4      $10 1/16      8 3/16     $ 9 3/4         7 15/16   $91 5/16         8 9/16

board of directors
David L. Cargile[1,3,5]
Chairman, President and Chief Executive Officer,
The Centris Group, Inc.

John F. Kooken[1,2,3]
Retired; Director, Golden State Bancorp;
Director, Pacific Gulf Properties, Inc.; Former Vice
Chairman and Chief Financial Officer, Security
Pacific Corporation

L. Steven Medgyesy, M.D.[3,4,5]
Retired; Former Director of Laboratories, Lincoln
West Medical Center

Bernard H. Ross[2,4,5]
Executive Vice President, Request, Inc.; Former
Partner and National Director of Healthcare
Services, Touche Ross & Company

Charles L. Schultz[2,3,4]
Retired; Director, Amwest Insurance Group;
Former Senior Vice President, Finance and
Chief Financial Officer, Farmers Group, Inc.

Howard S. Singer[1,3,5]
Executive Vice President,
Corporate Finance and
Investor Relations,
The Centris Group, Inc.

Kenneth C. Tyler [2,4,5]
Retired; Attorney at Law; Former Vice Chairman and General Counsel, Farmers Group, Inc.

Director Emeritus:
John A. Allison
Retired; Former Vice Chairman, Transamerica Insurance Group

1997 Committee Assignments
(1) Member of Executive Committee
(2) Member of Audit Committee
(3) Member of Investment
Committee
(4) Member of Compensation
Committee
(5) Member of Nominating
Committee

Officers

David L. Cargile
Chairman of the Board, President and Chief Executive Officer

Howard S. Singer
Executive Vice President, Corporate Finance and Investor Relations

Charles M. Caporale
Senior Vice President, Treasurer and Chief Financial Officer

Mark A. Carney
Senior Vice President

John T. Grush
Senior Vice President

Edward D. Jones, III
Senior Vice President

Craig J. Kelbel
Senior Vice President

Jose A. Velasco
Senior Vice President, Chief Administrative Officer, Secretary and General
Counsel

Patricia S. Boisseranc
Vice President

Barbara Fox Stoner
Vice President

Frank P. Van Buskirk
Vice President

Stockholder Information
annual meeting
The 1998 Annual Meeting of Stockholders of The Centris Group, Inc. will be held May 13, 1998 at 9:00 a.m. local time, at the offices of the Company, 650 Town Center Drive, Suite 1600, Costa Mesa, California 92626.

additional information
Stockholder inquiries and requests for additional copies of this Annual Report and the Company's 1997 Report on Form 10-K filed with the Securities and Exchange Commission should be directed to: Howard S. Singer, Executive Vice President, The Centris Group, Inc., 5215 Old Orchard Road, Suite 300, Skokie, Illinois 60077, (800) 550-3285.

book value
$9.67 per share at December 31, 1997, after adjustment to reflect the February 27, 1998 two-for-one stock split.

registrar and transfer agent
American Stock Transfer & Trust Company, 40 Wall Street, New York, New York
10005.

independent auditors
KPMG Peat Marwick LLP, 725 South Figueroa Street, Los Angeles, California 90017.

stock trading information
The Company's common stock trades on The New York Stock Exchange under the symbol CGE.

The company's web page can be found at: www.thecentrisgroup.com.